Exhibit 4.2

[FORM OF SHAREHOLDERS AGREEMENT]

Santander Consumer USA Holdings Inc.

(a Delaware corporation)

SHAREHOLDERS AGREEMENT

Dated as of [            ], 2014

TABLE OF CONTENTS

ARTICLE I DEFINITIONS; RULES OF CONSTRUCTION		- 1 -

1.1.	Definitions	- 1 -
1.2.	Rules of Construction	- 12 -

ARTICLE II TRANSFERS OF SECURITIES		- 12 -

2.1.	General; Certain Transfers	- 12 -
2.2.	Certain Transfer Procedures	- 13 -
2.3.	Certain Assignment Rights	- 14 -

ARTICLE III OTHER PUT/CALL OPTIONS		- 15 -

3.1.	Employment Termination Put and Call Rights; Loan Agreement Call Rights	- 15 -
3.2.	Revocation of Election to Exercise Employment Put Option, Employment Call Option and Loan Call Option	- 16 -
3.3.	Dundon Put/Call Option Price, Employment Put/Call Option Notice and Closing	- 16 -

ARTICLE IV ADDITIONAL AGREEMENTS		- 18 -

4.1.	Board of Directors	- 18 -
4.2.	Shareholder Reserved Matters	- 22 -
4.3.	Board Reserved Matters	- 23 -
4.4.	Election of Executive to Board of Directors	- 26 -
4.5.	Matters with Respect to the Investor Group	- 27 -
4.6.	Matters with Respect to Management	- 28 -
4.7.	Matters with Respect to Subsidiaries	- 29 -
4.8.	Provisions Concerning Executive and Dundon Holdco	- 30 -
4.9.	Provisions Concerning Sponsor Holdings	- 30 -
4.10.	Non-Compete	- 31 -
4.11.	Dividends and Distributions	- 31 -
4.12.	Financing Matters	- 31 -
4.13.	Certain Tax Matters	- 33 -
4.14.	Regulatory and Compliance Matters	- 35 -
4.15.	Information and Access	- 35 -
4.16.	Outside Activities	- 36 -
4.17.	Servicer Guarantees	- 37 -
4.18.	Assignments under the Note Purchase Agreement; Transfers of the Notes	- 37 -

ARTICLE V PREEMPTIVE RIGHTS		- 37 -

5.1.	Preemptive Rights	- 37 -
5.2.	Preemptive Notice; Closing of Preemptive Issue	- 38 -

ARTICLE VI REGISTRATION RIGHTS		- 39 -

6.1.	Demand Registration	- 39 -
6.2.	Piggyback Registration	- 41 -
6.3.	Underwritten Offering; Priority	- 41 -
6.4.	Shelf Registration Statement	- 42 -
6.5.	Suspension of Resales	- 42 -
6.6.	Registration Expenses	- 43 -
6.7.	Restrictions on Public Sale	- 43 -
6.8.	Registration Procedures	- 44 -
6.9.	Obligations of Sellers	- 47 -
6.10.	Free Writing Prospectuses	- 47 -
6.11.	Indemnification and Contribution	- 48 -
6.12.	Transfer of Registration Rights	- 50 -
6.13.	Rule 144	- 50 -
6.14.	Termination of Registration Rights	- 50 -

ARTICLE VII SECURITIES LAW COMPLIANCE; LEGENDS		- 51 -

7.1.	Restrictive Legends	- 51 -
7.2.	Removal of Legends, Etc.	- 51 -
7.3.	Additional Legend	- 51 -

ARTICLE VIII AMENDMENT AND WAIVERS		- 52 -

8.1.	Amendment	- 52 -
8.2.	Waivers; Extensions	- 52 -

ARTICLE IX TERMINATION		- 52 -

9.1.	Termination of this Agreement	- 52 -

ARTICLE X MISCELLANEOUS		- 52 -

10.1.	Severability	- 52 -
10.2.	Entire Agreement	- 53 -
10.3.	Successors and Assigns	- 53 -
10.4.	Counterparts; Facsimile Signatures	- 53 -
10.5.	Remedies	- 53 -
10.6.	Notices	- 54 -
10.7.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	- 56 -
10.8.	Further Assurances	- 57 -
10.9.	Representations and Warranties of the Shareholders	- 57 -
10.10.	Brokers	- 58 -
10.11.	No Third Party Reliance	- 58 -
10.12.	Certain Waivers	- 58 -

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT, dated as of [            ], 2014 (this “Agreement”), is entered into by and among Santander Consumer USA Holdings Inc., a Delaware corporation (the “Company”), Santander Holdings USA, Inc., a Virginia corporation (“SHUSA”), DDFS LLC, a Delaware limited liability company (“Dundon Holdco”), Thomas G. Dundon, an individual (“Executive”), Sponsor Auto Finance Holdings Series LP, a Delaware limited partnership (“Sponsor Holdings”), and, solely for purposes of Sections 3.1, 4.10, 4.11, 4.12, 4.17, 4.18, 8.1, 8.2 and 9.1 and Article X, Banco Santander, S.A., a Spanish sociedad anonima (“Banco Santander”).

W I T N E S S E T H:

WHEREAS, SHUSA owns [            ] shares of common stock, par value $0.01 per share (“Common Stock”) of the Company, representing [            ]% of the outstanding Common Stock, Dundon Holdco owns [            ] shares of Common Stock, representing [            ]% of the outstanding Common Stock, Sponsor Holdings owns [            ] shares of Common Stock, representing [            ]% of the outstanding Common Stock and the Investor Group owns [            ] shares of Common Stock, representing [            ]% of the outstanding Common Stock;

WHEREAS, it is the intention of the Company and the Shareholders that the Shareholders have certain rights with respect to the management and control of the Company, all of the foregoing subject to the terms and conditions of this Agreement and the Company’s certificate of incorporation and by-laws;

WHEREAS, in connection with the foregoing, the Company, SHUSA, Dundon Holdco, Executive, Banco Santander and Sponsor Holdings desire to establish in this Agreement certain terms and conditions concerning the Shareholders’ relationship with and investments in the Company;

NOW, THEREFORE, in consideration of the promises, covenants and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions.

The following capitalized terms used in this Agreement have the meanings assigned to them below:

“Action” has the meaning assigned to such term in Section 10.12.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person. With respect to any Person, the term “Affiliate” shall include any investment funds, vehicles, holding companies or partnerships managed by such

Person or any Affiliate of such Person, but shall exclude any portfolio company of such Person and any Person controlled by any such portfolio company. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning assigned to such term in the Preamble.

“Applicable Periods” has the meaning assigned to such term in Section 4.4(a).

“Available Financing” has the meaning assigned to such term in Section 4.12(c).

“Average Stock Price” means the arithmetic mean of the daily VWAP for the Common Stock for each of the ten consecutive complete Trading Days ending on (and including) the day that is the Trading Day immediately prior to the date of the Employment Put Option Notice, the date of the Employment Call Option Notice, the date of the Loan Call Option Notice or any other date of determination, as applicable.

“Banco Santander” has the meaning assigned to such term in the Preamble.

“Bank Holding Company Act” means the Bank Holding Company Act of 1956, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Blackout Period” has the meaning assigned to such term in Section 6.1(c).

“Board” and “Board of Directors” means the Board of Directors of the Company.

“Board Observers” has the meaning assigned to such term in Section 4.1(j).

“Board Reserved Matters” has the meaning assigned to such term in Section 4.3(a).

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in New York, New York, Dallas, Texas or Madrid, Spain.

“Cause” has the meaning assigned to such term in the Employment Agreement.

“CEO” means the Chief Executive Officer of the Company.

“CEO Applicable Period” has the meaning assigned to such term in Section 4.4(a).

“CFO” means the Chief Financial Officer of the Company.

“Change of Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, or any successor provision), other than Banco Santander and its Affiliates or Sponsor Holdings, shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, or any successor provision), directly or indirectly, of more than 20% of the outstanding shares of Common Stock (such person or group, a “Change of Control Owner”) and (b) Banco Santander and its Affiliates shall be the beneficial owners, directly or indirectly, of fewer shares of Common Stock than the Change of Control Owner.

“COO” means the Chief Operating Officer of the Company.

“Close of Business” means 5:00 p.m. (New York City time) on the date in question.

“Commission” means the Securities and Exchange Commission or any other Governmental Authority at the time administering the Securities Act.

“Common Stock” has the meaning assigned to such term in the Preamble.

“Company” has the meaning assigned to such term in the Preamble.

“Demand Notice” has the meaning assigned to such term in Section 6.1(a).

“Demand Registration Right” has the meaning assigned to such term in Section 6.1(b).

“Demand Registration Statement” has the meaning assigned to such term in Section 6.1(a).

“Designated Amendment” has the meaning assigned to such term in Section 4.6(b).

“Designated Holders” has the meaning assigned to such term in Section 4.6(b).

“Designated Sections” has the meaning assigned to such term in Section 4.6(b).

“Determination Date” means October 31, 2011.

“Disabling Conduct” has the meaning assigned to such term in the Dundon Loan Agreement.

“Dundon Holdco” has the meaning assigned to such term in the Preamble.

“Dundon Loan Agreement” means the Amended and Restated Loan Agreement, dated as December 30, 2011, between Dundon Holdco and Banco Santander, acting through its New York Branch.

“Dundon Purchase Agreement” means the Stock Purchase Agreement, dated as of September 23, 2006, by and among The Governor & Company of the Bank of Scotland, a United Kingdom banking organization, Blake Bozman, Bozman DFS Partnership LP, a Delaware limited partnership, Executive, Dundon DFS Partnership LP, a Delaware limited partnership, Scot Foith, Foith DFS Partnership. LP, a Delaware limited partnership, Bradley Reeves, Reeves DFS Partnership LP, a Delaware limited partnership, and Banco Santander.

“Dundon Put/Call Option Price” has the meaning assigned to such term in Section 3.3(a).

“Employment Agreement” means the Amended and Restated Employment Agreement, effective as of December 31, 2011, among SCUSA Illinois, Banco Santander, Executive and Dundon Holdco.

“Employment Call Option” has the meaning assigned to such term in Section 3.1(b).

“Employment Call Option Closing Date” has the meaning assigned to such term in Section 3.3(d).

“Employment Call Option Notice” has the meaning assigned to such term in Section 3.3(d).

“Employment/Loan Substitution Effective Date” has the meaning assigned to such term in Section 3.1(d).

“Employment Put Option” has the meaning assigned to such term in Section 3.1(a).

“Employment Put Option Closing Date” has the meaning assigned to such term in Section 3.3(b).

“Employment Put Option Notice” has the meaning assigned to such term in Section 3.3(b).

“Event of Default” has the meaning assigned to such term in the Dundon Loan Agreement; provided, however, that the occurrence of any of the events described in Section 9.8 of the Dundon Loan Agreement shall not constitute an Event of Default for purposes of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Executive” has the meaning assigned to such term in the Preamble.

“FINRA” means the United States Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Good Reason” has the meaning assigned to such term in the Employment Agreement; provided that for purposes of Section 3.1, the definition of Good Reason shall (i) exclude from the meaning assigned to such term in the Employment Agreement clause (v), relating to increase in travel, and (ii) replace the text in clause (vi), relating to assignment of inconsistent duties, with the following phrase: “assignment by the Board of substantial and continuous duties that are inconsistent with and outside the scope of duties that (A) Executive currently performs for Employer (including those contemplated by the Shareholders Agreement or the articles of incorporation or by-laws of Employer) and/or (B) are regularly assigned to Presidents and Chief Executive Officers of businesses that are similar in nature and size to Employer.”

“Governmental Authority” means any domestic or foreign government or political subdivision thereof, whether on a federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

“Group Tax Liabilities” means all liability for Taxes allocable to any Person (other than the Company and its Subsidiaries) imposed on the Company or its Subsidiaries under Treasury Regulation Section 1.1502-6 or any comparable provision of any Tax law as a result of joining in, or being included in, the filing of any consolidated, combined, affiliated, aggregate or unitary Tax Return with such Person (other than the Company and its Subsidiaries) for any taxable period (or portion thereof) ending on or prior to December 31, 2011.

“Inability to Perform” has the meaning assigned to such term in the Employment Agreement.

“Incidental Registration Statement” has the meaning assigned to such term in Section 6.2(a).

“Indemnified Party” has the meaning assigned to such term in Section 6.11(c).

“Indemnifying Party” has the meaning assigned to such term in Section 6.11(c).

“Independent Director” means a member of the Board of Directors who qualifies, as of the date of such member’s appointment and as of any other date on which the determination is being made, (a) as an “Independent Director” under the listing requirements of the New York Stock Exchange, as amended from time to time, and (b) as an “Independent Director” under Rule 10(A)-3 under the Exchange Act as well as any other requirement of the U.S. securities laws which is then applicable to the Company.

“Investor Group” means, collectively as a group, each of Dundon Holdco and Sponsor Holdings.

“Investor Group Directors” has the meaning assigned to such term in Section 4.1(c).

“Investor Group Representative” has the meaning assigned to such term in Section 4.5(a).

“Investor Group Termination” means the earlier to occur of (i) (A) Dundon Holdco’s Proportionate Percentage is at least 8.5% and (B) the total number of shares of Common Stock owned by the Investor Group divided by the total number of shares of Common Stock outstanding immediately following the completion of the Reorganization (as adjusted from time to time for any reorganization, reclassification, stock split, stock dividend, reverse stock split, or other like changes in the Company’s capitalization since that date) is less than 21.0% and (ii) (A) Dundon Holdco’s Proportionate Percentage is less than 8.5% and (B) the total number of shares of Common Stock owned by Sponsor Holdings divided by the total number of shares of Common Stock outstanding immediately following the completion of the Reorganization (as adjusted from time to time for any reorganization, reclassification, stock split, stock dividend, reverse stock split, or other like changes in the Company’s capitalization since that date) is less than 12.5%.

“IPO” has the meaning assigned to such term in Section 4.17(b).

“Joinder Agreement” has the meaning assigned to such term in Section 2.1(d).

“Judgment” means any judgment, order or decree of any Governmental Authority.

“Law” mean any Federal, national, state, provincial, local or foreign statute, law (including common law), ordinance, rule or regulation of any Governmental Authority.

“Lender” means the Purchaser (as defined in the Note Purchase Agreement), or any permitted holder of the Notes, the assignment to which was previously consented to in writing by Banco Santander and SHUSA pursuant to Section 4.18.

“Lien” means any charge, mortgage, pledge, hypothecation, security interest, restriction, claim, lien or encumbrance of any type whatsoever.

“Liquidity Policy” means the liquidity policy of the Company approved by the Board of Directors.

“Loan Call Option” has the meaning assigned to such term in Section 3.1(c).

“Loan Call Option Closing Date” has the meaning assigned to such term in Section 3.3(e).

“Loan Call Option Notice” has the meaning assigned to such term in Section 3.3(e).

“Lock-Up Securities” has the meaning assigned to such term in Section 6.7.

“Losses” has the meaning assigned to such term in Section 6.11(a).

“Material Transaction” has the meaning assigned to such term in Section 6.1(c).

“New Investor” has the meaning assigned to such term in Section 2.3.

“Note Documents” has the meaning assigned to such term in the Note Purchase Agreement.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of October 20, 2011 between Sponsor Holdings and the Purchaser listed on Schedule A thereto.

“Notes” mean the Senior Secured Notes due 2018 issued pursuant to the Note Purchase Agreement.

“Original Sponsor Holdings Investors” means each of Warburg Pincus (Bermuda) Private Equity X Finance, L.P., Warburg Pincus X Partners, L.P., KKR SCUSA Holdings L.P., CCP II AIV I, L.P and Centerbridge Capital Partners SBS II, L.P.

“Outside Activities” has the meaning assigned to such term in Section 4.16.

“Permitted Transfer” means any Transfer by any Shareholder or any Affiliate thereof (a) to any Affiliate thereof, (b) to any successor entity thereof, (c) to any Transferee approved in advance and in writing by SHUSA and Sponsor Holdings and (d) to any indirect owner of Sponsor Holdings, including any limited or general partner of an investment fund.

“Permitted Transferee” means any Person to whom a Permitted Transfer is made.

“Person” means an individual or natural person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Post-Determination Date Tax Period” means any taxable period beginning after the Determination Date and the portion of any Straddle Period beginning after the Determination Date.

“Pre-Determination Date Tax Period” means any taxable period ending on or before the Determination Date and the portion of any Straddle Period ending on the Determination Date.

“Preemptive Holders” has the meaning assigned to such term in Section 5.1(a).

“Preemptive Issue” has the meaning assigned to such term in Section 5.1(a).

“Preemptive Notice” has the meaning assigned to such term in Section 5.2(a).

“Preemptive Right” has the meaning assigned to such term in Section 5.1(a).

“Proportionate Percentage” means, with respect to any Person or a group of Persons, the fraction, expressed as a percentage, the numerator of which is the total number of shares of Common Stock held by such Person or group of Persons and the denominator of which is the total number of shares of Common Stock outstanding at the time of determination; provided, however, that with respect to the Proportionate Percentage of Dundon Holdco or the Investor Group, the total number of shares of Common Stock held by Dundon Holdco or the Investor Group, as the case may be, shall exclude any shares of Common Stock and any Securities of SCUSA Illinois converted into shares of Common Stock pursuant to the Reorganization (on an as converted basis) acquired by Dundon Holdco or Executive after December 31, 2011 pursuant to any equity-based compensation plan.

“Qualifying Payment” means any payment pursuant to Section 2.12 of the Santander Three Year Credit Agreement, Section 2.12 of the Santander Five Year Credit Agreement or Section 2.12 of the Santander ABS Credit Agreement.

“Registrable Securities” means (a) all Shares owned by SHUSA, by Dundon Holdco or by Sponsor Holdings and any other Shares or other Securities that are directly or indirectly convertible into, or exercisable or exchangeable for, Shares hereinafter acquired by SHUSA, by Dundon Holdco or by Sponsor Holdings, whether pursuant to Article V or by any other means, (b) other equity Securities of the Company beneficially owned by SHUSA, by Dundon Holdco or by Sponsor Holdings into which any Shares shall be reclassified or changed, including by reason of a merger, consolidation, reorganization, recapitalization or statutory conversion and (c) any other Securities of the Company issued or issuable as a distribution with respect to or in exchange or replacement for or on exercise of any Shares or other Securities referred to in clause (a) or (b) of this definition. As to any particular Registrable Securities, once issued, such Securities shall cease to be Registrable Securities if (i) such Securities have been registered under the Securities Act, the Registration Statement with respect to the sale of such Securities has become effective under the Securities Act and such Securities have been disposed of pursuant to such effective Registration Statement, (ii) such Securities have been distributed pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (iii) such Securities have been otherwise transferred, if new certificates or other evidences of ownership for them not bearing a legend restricting further transfer and not subject to any stop-transfer order or other restrictions on transfer have been delivered by the Company and subsequent disposition of such securities does not require registration or qualification of such securities under the Securities Act or any state securities laws then applicable, (iv) such securities may be sold without restriction under Rule 144(k) (or any similar provision then in force) under the Securities Act, or (v) such securities shall cease to be outstanding.

“Registration Expenses” shall mean all fees and expenses incident to the Company’s performance of or compliance with Article VI, including all registration and filing fees and expenses (including Commission, stock exchange and FINRA fees), fees and expenses of compliance with state securities or “blue sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities), printing expenses, messenger and delivery expenses, the fees and expenses incurred in connection with the listing, if any, of the securities to be registered on each securities exchange or national market system on which the Shares are then listed, fees and disbursements of counsel for the Company, SHUSA and Sponsor Holdings and of the independent certified public accountants of the Company (including the expenses of any annual audit, special audit and “cold comfort” letters required by or incident to such performance and compliance), the fees and disbursements of underwriters customarily paid by issuers or sellers of securities (including, if applicable, the fees and expenses of any “qualified independent underwriter” (and its counsel) that is required to be retained in accordance with the rules and regulations of FINRA), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, and fees and expenses of other Persons retained by the Company (but not including any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Securities by holders of such Registrable Securities).

“Registration Statement” has the meaning assigned to such term in Section 6.8(a).

“Reorganization” the merger of SCUSA Merger Sub Inc., an Illinois corporation and a direct wholly owned subsidiary of the Company, with and into SCUSA Illinois with SCUSA Illinois as the surviving corporation, and the conversion, pursuant to such merger, of all the outstanding shares of common stock, no par value, of SCUSA Illinois into shares of Common Stock on a 2.6665 for 1.00 basis.

“Requesting Demand Shareholder” shall have the meaning assigned to such term in Section 6.1(a).

“Rule 144” means Rule 144 (including Rule 144(k) and all other subdivisions thereof) promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar or successor rule then in force.

“Santander ABS Credit Agreement” means the Credit Agreement, dated as of December 30, 2011, among Santander Consumer ABS Funding LLC, as the borrower, SCUSA Illinois, as the servicer, the lenders party thereto, the agents party thereto, and Banco Santander, acting through its New York branch, as the deal agent, providing for a three year ABS facility.

“Santander Three Year Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 30, 2011, among Santander Consumer Funding 3 LLC, as the borrower, SCUSA Illinois, as the servicer, the lenders party thereto, the agents party thereto, and Banco Santander, acting through its New York branch, as the deal agent, providing for a three year warehouse facility.

“Santander Five Year Credit Agreement” means the Credit Agreement, dated as of December 30, 2011, among Santander Consumer Funding 5 LLC, as the borrower, SCUSA Illinois, as the servicer, the lenders party thereto, the agents party thereto, and Banco Santander, acting through its New York branch, as the deal agent, providing for a five year warehouse facility.

“Santander Financing” means the Santander ABS Credit Agreement, the Santander Three Year Credit Agreement and the Santander Five Year Credit Agreement.

“SCUSA Illinois” means Santander Consumer USA Inc., an Illinois corporation.

“Securities” means, with respect to any Person, such Person’s “securities” as defined in Section 2(a)(1) of the Securities Act and includes such Person’s capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or other equity or equity-linked interests, including phantom stock and stock appreciation rights.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Sell Down Percentage” means, with respect to any Person, the fraction, expressed as a percentage, the numerator of which is the total number of shares of Common Stock Transferred by such Person from and after the completion of the Reorganization through the date of determination and the denominator of which is the total number of shares of Common Stock held by such Person immediately following the completion of the Reorganization (in each case as adjusted from time to time for any reorganization, reclassification, stock split, stock dividend, reverse stock split, or other like changes in the Company’s capitalization since the completion of the Reorganization); provided, however, that with respect to the Sell Down Percentage of Dundon Holdco, the total number of shares of Common Stock Transferred by Dundon Holdco shall exclude any shares of Common Stock and any Securities of SCUSA Illinois converted into shares of Common Stock pursuant to the Reorganization (on an as converted basis) acquired by Dundon Holdco or Executive after December 31, 2011 pursuant to any equity-based compensation plan and subsequently Transferred by Dundon Holdco or Executive.

“Seller” shall mean the Requesting Demand Shareholder and any Selling Incidental Shareholder.

“Selling Incidental Shareholder” has the meaning assigned to such term in Section 6.2(a).

“Shareholder Applicable Period” has the meaning assigned to such term in Section 4.4(a).

“Shareholder Reserved Matters” has the meaning assigned to such term in Section 4.2(a).

“Shareholders” means SHUSA, Dundon Holdco and Sponsor Holdings.

“Shares” means the shares of Common Stock and any and all other capital stock or other equity Securities issued by the Company.

“Shelf Registration Statement” shall mean a “shelf” registration statement filed by the Company with the Commission covering offers and sales in accordance with Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission (whether or not the Company is then eligible to use Form S-3), and any amendments and supplements to such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“SHUSA” has the meaning assigned to such term in the Preamble.

“SHUSA Directors” has the meaning assigned to such term in Section 4.1(a).

“SHUSA Reserved Matters” has the meaning assigned to such term in Section 4.3(c).

“Significant Subsidiary” means any Subsidiary of the Company which had: (a) consolidated after-tax profit equal to or greater than 20% of the Company’s consolidated after-tax profit for the most recently completed fiscal year, (b) consolidated total revenue equal to or greater than 20% of the Company’s consolidated total revenue for the most recently completed fiscal year, or (c) consolidated total assets equal to or greater than 20% of the Company’s consolidated total assets as of the end of the most recently completed fiscal year.

“Sponsor Holdings” has the meaning assigned to such term in the Preamble.

“Sponsor Holdings Directors” has the meaning assigned to such term in Section 4.1(d).

“Sponsor Holdings Investment Agreement” means the Investment Agreement dated as of October 20, 2011 among SCUSA Illinois, Sponsor Holdings and, for purposes of certain sections specified therein, SHUSA.

“Sponsor Holdings Investors” means each of Warburg Pincus (Bermuda) Private Equity X Finance, L.P., Warburg Pincus X Partners, L.P., KKR SCUSA Holdings L.P., CCP II AIV I, L.P., Centerbridge Capital Partners SBS II, L.P., DFS Sponsor Investments LLC and Jason Kulas.

“State Tax Sharing Agreement” means the State Tax Sharing Agreement dated as of December 31, 2011 among SHUSA, SCUSA Illinois and the other parties thereto.

“Straddle Period” means any taxable period that begins on or before and ends after the Determination Date.

“Subprime Business” has the meaning assigned to such term in Section 4.10(a).

“Subprime Loan” means any loan made to an individual in the United States of America who had, at origination, a FICO score of less than 660.

“Subprime Loan Portfolio” means any loan portfolio consisting of loans made to individuals in the United States of America who had on average, at origination, FICO scores of less than 660.

“Subsidiary” means, at any time, with respect to any Person (the “Subject Person”), any Person of which either (a) more than 50% of the shares of stock or other interests entitled to vote generally in the election of directors or comparable Persons performing similar functions or (b) more than a 50% interest in the profits or capital of such Person, are at the time owned or controlled directly or indirectly by the Subject Person or through one or more Subsidiaries of the Subject Person or by such Person and one or more Subsidiaries of such Person.

“Suspension Period” has the meaning assigned to such term in Section 6.5.

“Tangible Common Equity” means the total common stockholders’ equity of SCUSA Illinois on a consolidated basis, less goodwill, less intangible assets and omitting other comprehensive income.

“Tax” or “Taxes” includes all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, county, state, foreign, Federal or other government or subdivision or agency thereof, or in connection with any agreement with respect to Taxes, including all interest, penalties, fines, related liabilities, and additions imposed with respect to such amounts.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes, including claims for refund and declarations of estimated Tax.

“Third-Party Financing Source” has the meaning assigned to such term in Section 4.12(c).

“Trading Day” means a day on which the Common Stock (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the Close of Business, and (b) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer” of Securities means any issuance, sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition thereof, in each case whether voluntary or involuntary or by operation of law or otherwise, other than an original issuance of Securities by the Company.

“Transferee” means a Person acquiring Securities through a Transfer.

“Transferor” means a Person Transferring Securities.

“Underwritten Offering” has the meaning assigned to such term in Section 6.3.

“VWAP” means, for any Trading Day, a price per share of the Common Stock equal to the volume-weighted average price of trades in such shares on the primary trading market for such shares for the entirety of such Trading Day as reported by Bloomberg L.P. (“Bloomberg”) (or, if Bloomberg is not available for any reason, any successor to, or substitute for, Bloomberg providing trading reports for such shares), without regard to pre-open or after hours trading outside of any regular trading session for such Trading Day.

1.2. Rules of Construction.

The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. Any accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Any reference to “$” or “dollars” or “United States dollars” or “U.S. dollars” or “U.S.$” refers to the lawful currency of the United States of America. All references to articles, sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions. of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case as the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. Each of the parties hereto participated in the preparation of this Agreement and consequently any rule of construction construing any provision against the drafter will not be applicable. All references to the Company that apply to any period of time that precedes the completion of the Reorganization shall be deemed references to SCUSA Illinois for such periods of time.

ARTICLE II

TRANSFERS OF SECURITIES

2.1. General; Certain Transfers.

(a) The provisions regarding Transfers of Shares contained in this Article II shall apply to all Shares now owned or hereafter acquired by the applicable Shareholder, including Shares acquired by reason of original issuance, dividend, distribution, exchange, conversion and acquisition of outstanding Shares from another Person, and such provisions shall apply to any Shares obtained upon the exercise, exchange or conversion of any option, warrant or other derivative Security.

(b) Notwithstanding anything to the contrary in this Agreement, prior to the expiration or termination of the Employment Agreement, Dundon Holdco shall not Transfer (or agree or contract to Transfer) all or any portion of the Shares held by Dundon Holdco to any Person if, after giving effect to such Transfer, (i) Dundon Holdco’s Proportionate Percentage would be less than 5% or (ii) Dundon Holdco’s Sell Down Percentage would be greater than Sponsor Holdings’ Sell Down Percentage. This Section 2.1(b) shall not apply to any Transfer in accordance with Article III.

(c) Notwithstanding anything to the contrary in this Agreement, SHUSA shall not Transfer (or agree or contract to Transfer) all or any portion of the Shares held by SHUSA to any Person prior to the earlier of (x) December 31, 2018 and (y) the repayment in full of all amounts due under the Note Purchase Agreement and the Notes, if, after giving effect to such Transfer, the sum of SHUSA’ and its Affiliates’ Proportionate Percentages would be less than 40%.

(d) Nothing in this Agreement shall prevent the Lender from enforcing its rights under the Note Purchase Agreement, the Notes and the Note Documents, including foreclosing on any Shares of Sponsor Holdings subject to Liens under the Note Documents. Subject to the Lender’s execution and delivery to the Company of a joinder agreement in substantially the form attached hereto as Exhibit A (a “Joinder Agreement”), if the Lender acquires the Shares of Sponsor Holdings pursuant to any foreclosure proceedings or pursuant to any insolvency proceeding with respect to Sponsor Holdings, (i) the Lender shall acquire the rights and privileges, and assume the obligations, of Sponsor Holdings under this Agreement and shall be deemed, solely for purposes of this Agreement, to be Sponsor Holdings and (ii) Sponsor Holdings shall cease to have any rights, privileges or obligations under this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, SHUSA hereby agrees with Sponsor Holdings that it shall not Transfer (or agree or contract to Transfer) (i) pursuant to the IPO, Shares held by SHUSA in an amount greater than five percent of the total number of Shares outstanding prior to the IPO or (ii) all or any portion of the Shares held by SHUSA to any Person, other than a Permitted Transferee, from and after the consummation of an IPO and prior to the date that is twelve months following the consummation of such IPO. This Section 2.1(e) (A) is solely for the benefit of Sponsor Holdings and not any other party to this Agreement, (B) may only be enforced by Sponsor Holdings and not by any other party to this Agreement and (C) shall survive termination of this Agreement until the date that is twelve months following the consummation of such IPO.

2.2. Certain Transfer Procedures.

(a) In connection with any Transfer of Shares by a Shareholder to another Shareholder pursuant to this Agreement, the Transferor Shareholder shall deliver to the Transferee Shareholder, on or before the date scheduled for the closing of such Transfer, certificates representing the number of Shares to be Transferred on such date, duly endorsed for Transfer or accompanied by duly executed stock powers, free and clear of all Liens. In addition, the Transferor Shareholder shall, on or before such date, enter into an agreement for the benefit of the Transferee Shareholder that shall contain customary representations and warranties to the effect of the following and pursuant to which the Transferor Shareholder (and, if Dundon Holdco is the Transferor Shareholder, Executive, personally) shall indemnify the Transferee Shareholder for damages suffered by the Transferee Shareholder as a result of breaches of or inaccuracies in such representations and warranties: (i) such agreement has been duly authorized, executed and delivered by or on behalf of the Transferor Shareholder and is enforceable against the Transferor Shareholder, (ii) the Transferor Shareholder has full power, right and authority to Transfer the Shares to be Transferred by it and to enter into such agreement, (iii) such Transfer will not conflict with, or result in a violation or breach of, any Law or Judgment applicable to the Transferor Shareholder, (iv) no notice to, registration, declaration or filing with, review by, or authorization, consent, order, waiver, authorization or approval of any Governmental Authority is necessary on the part of the Transferor Shareholder for the consummation of such Transfer, (v) upon payment for and delivery of the Shares, the Transferee Shareholder will acquire all of the rights of the Transferor Shareholder in the Shares to be sold and will acquire its interest in such Shares free of any “adverse claim” (as defined in Section 8-102 of the Uniform Commercial Code) and (vi) delivery of the Shares to be sold by the Transferor Shareholder will pass title to such Shares free and clear of any Liens.

(b) Each of the Shareholders and the Company shall use commercially reasonable efforts to secure any necessary consent from applicable Governmental Authorities and to comply with any applicable Law necessary in connection with any Transfer of Shares by a Shareholder pursuant to this Agreement.

2.3. Certain Assignment Rights.

If Sponsor Holdings receives a Preemptive Notice pursuant to Section 5.2, Sponsor Holdings may at its election assign its right to purchase the Securities being offered thereby to one or more entities Affiliated with some or all of the Original Sponsor Holdings Investors (each such entity, a “New Investor”). Concurrently with the completion of any such purchase, the New Investor shall execute a Joinder Agreement and it shall thereafter have the same rights and obligations with respect to the Securities it purchases as Sponsor Holdings has with respect to Securities owned by Sponsor Holdings for purposes of this Agreement, it being understood that whenever in this Agreement a determination is required or permitted to be made or action taken by Sponsor Holdings with respect to the Securities it then holds (excluding Article V and Article VI (other than Section 6.1)), such determination shall be made by Sponsor Holdings on behalf of New Investor. In the event a New Investor shall acquire Securities as contemplated by this Section 2.3, the parties hereto shall negotiate in good faith and enter into any appropriate amendments or supplements to this Agreement and any related documents to fully implement the provisions contemplated by this Section 2.3.

ARTICLE III

OTHER PUT/CALL OPTIONS

3.1. Employment Termination Put and Call Rights; Loan Agreement Call Rights.

(a) Subject to and in accordance with the procedures and provisions set forth in this Article III, following the expiration of Executive’s employment under the Employment Agreement or in the event Executive’s employment under the Employment Agreement is terminated (i) by reason of Executive’s death, (ii) by reason of Executive’s Inability to Perform, (iii) by Executive for Good Reason or (iv) by the Company for any reason other than Cause, Dundon Holdco shall have the right to require that SHUSA purchase from Dundon Holdco, for a period of 90 days following the date of such expiration or termination, its Shares in whole, but not in part, at the Dundon Put/Call Option Price (the “Employment Put Option”).

(b) Subject to and in accordance with the procedures and provisions set forth in this Article III, following the expiration of Executive’s employment under the Employment Agreement or in the event Executive’s employment under the Employment Agreement is terminated for any reason, SHUSA shall have the right to require that Dundon Holdco sell to SHUSA, at any time following such expiration or termination, its Shares in whole, but not in part, at the Dundon Put/Call Option Price (the “Employment Call Option”).

(c) Subject to and in accordance with the procedures and provisions set forth in this Article III, upon the occurrence and during the continuation of an Event of Default or Disabling Conduct, SHUSA shall have the right to require that Dundon Holdco sell to SHUSA, at any time following and during the continuation of an Event of Default or Disabling Conduct, its Shares in whole, but not in part, at the Dundon Put/Call Option Price (the “Loan Call Option”).

(d) At its option, Banco Santander may become the direct obligor under the Employment Put Option or the direct beneficiary under the Employment Call Option or Loan Call Option. If Banco Santander elects to become the direct obligor under the Employment Put Option or the direct beneficiary under the Employment Call Option or Loan Call Option it shall provide written notice of such election to each Shareholder, which notice shall set forth the effective date of such election (such date, the “Employment/Loan Substitution Effective Date”). Effective from and after the Employment/Loan Substitution Effective Date, if Banco Santander has elected to become the direct obligor under the Employment Put Option, (i) all rights and obligations of SHUSA under the Employment Put Option shall be fully and irrevocably discharged and terminated, (ii) Dundon Holdco shall have no claims against, or recourse to, SHUSA under the Employment Put Option and (iii) Banco Santander shall irrevocably assume all of the rights and obligations of SHUSA under the Employment Put Option. Effective from and after the Employment/Loan Substitution Effective Date, if Banco Santander has elected to become the direct beneficiary under the Employment Call Option, (i) all rights and obligations of SHUSA under the Employment Call Option shall be fully and irrevocably discharged and terminated, (ii) Dundon Holdco shall have no claims against, or recourse to, SHUSA under the Employment Call Option and (iii) Banco Santander shall irrevocably assume all of the rights and obligations of SHUSA under the Employment Call Option. Effective from and after the Employment/Loan Substitution Effective Date, if Banco Santander has elected to become the direct beneficiary under the Loan Call Option, (i) all rights and obligations of SHUSA under the Loan Call Option shall be fully and irrevocably discharged and terminated, (ii) Dundon Holdco shall have no claims against, or recourse to, SHUSA under the Loan Call Option and (iii) Banco Santander shall irrevocably assume all of the rights and obligations of SHUSA under the Loan Call Option.

3.2. Revocation of Election to Exercise Employment Put Option, Employment Call Option and Loan Call Option.

(a) Dundon Holdco may revoke its election to exercise the Employment Put Option by providing written notice thereof to SHUSA if the closing of the purchase by SHUSA of Dundon Holdco’s Shares does not occur within 15 days after the date of the Employment Put Option Notice, which 15 day period shall be extended until all necessary consents from applicable Governmental Authorities to the proposed purchase have been received (but in no event more than 90 days after the expiration of such 15 day period).

(b) SHUSA may revoke its election to exercise the Employment Call Option by providing written notice thereof to Dundon Holdco if the closing of the purchase by SHUSA of Dundon Holdco’s Shares does not occur within 15 days after the date of the Employment Call Option Notice, which 15 day period shall be extended until all necessary consents from applicable Governmental Authorities to the proposed purchase have been received (but in no event more than 90 days after the expiration of such 15 day period).

(c) SHUSA may revoke its election to exercise the Loan Call Option by providing written notice thereof to Dundon Holdco if the closing of the purchase by SHUSA of Dundon Holdco’s Shares does not occur within 15 days after the date of the Loan Call Option Notice, which 15 day period shall be extended until all necessary consents from applicable Governmental Authorities to the proposed purchase have been received (but in no event more than 90 days after the expiration of such 15 day period).

3.3. Dundon Put/Call Option Price, Employment Put/Call Option Notice and Closing.

(a) The aggregate price to be paid for Shares being purchased pursuant to Section 3.1(a), 3.1(b) or 3.1(c) shall be equal to (x) the Average Stock Price, multiplied by (y) the number of Shares being purchased (the “Dundon Put/Call Option Price”); provided, however, that in the event that the Shares purchased pursuant to Section 3.1(a), 3.1(b) or 3.1(c) include Securities of the Company other than shares of Common Stock, the aggregate price to be paid for such Securities shall be equal to:

(i) if such Securities are convertible into or exchangeable for shares of Common Stock, (x) the Average Stock Price, multiplied by (y) the number of shares of Common Stock such Securities are convertible into or exchangeable for;

(ii) if such Securities are exercisable for shares of Common Stock, (x) (1) the Average Stock Price, minus (2) the exercise price for such Securities, multiplied by (y) the number of shares of Common Stock such Securities are exercisable for; provided that the price to be paid for any such Securities with an exercise price that is greater than the Average Stock Price shall be zero; or

(iii) if such Securities are not convertible into, or exercisable or exchangable for, shares of Common Stock, (x) the Average Stock Price, multiplied by (y) the number of shares of Common Stock that would have voting power (being the power to vote in the election of the Board of Directors) equal to the voting power of such Securities.

(b) If Dundon Holdco desires to exercise its Employment Put Option it shall deliver written notice thereof to SHUSA during the applicable period specified in Section 3.1(a). Such notice (an “Employment Put Option Notice”) shall set forth the number of Shares subject to the put, the proposed date for closing such sale and a description of any consents, approvals or other conditions precedent to such closing known to Dundon Holdco. The closing of the purchase by SHUSA of Shares under this Article III shall take place not later than 15 days from the date of the Employment Put Option Notice on a date mutually agreeable to SHUSA and Dundon Holdco (the “Employment Put Option Closing Date”); provided, however, if such Persons cannot agree on a mutually acceptable date, the closing of such sale shall occur at 10:00 a.m. (New York City time) on said 15th day; provided further, that the foregoing references to “15th day” shall mean such later day on which all necessary consents from applicable Governmental Authorities to such sale have been received if any such required consents were not received prior to such 15th day. The sale rights in Section 3.1(a) may only be exercised for 100% of the Shares then held by Dundon Holdco.

(c) Prior to exercising its Employment Call Option or Loan Call Option, as applicable, SHUSA will provide reasonable advance notice to, and consult with, Sponsor Holdings and will in good faith take into account Sponsor Holdings’ recommendation in making its decision whether to exercise its Employment Call Option or Loan Call Option, as applicable.

(d) If SHUSA desires to exercise its Employment Call Option (after taking into account Sponsor Holdings’ recommendation pursuant to Section 3.3(c)) it shall deliver written notice thereof to Dundon Holdco. Such notice (an “Employment Call Option Notice”) shall set forth the number of Shares subject to the call, the proposed date for closing such sale and a description of any consents, approvals or other conditions precedent to such closing known to SHUSA. The closing of the purchase by SHUSA of Shares under this Article III shall take place not later than 15 days from the date of the Employment Call Option Notice on a date mutually agreeable to SHUSA and Dundon Holdco (the “Employment Call Option Closing Date”); provided, however, if such Persons cannot agree on a mutually acceptable date, the closing of such sale shall occur at 10:00 a.m. (New York City time) on said 15th day; provided further, that the foregoing references to “15th day” shall mean such later day on which all necessary consents from applicable Governmental Authorities to such sale have been received if any such required consents were not received prior to such 15th day. The purchase rights in Section 3.1(b) may only be exercised for 100% of the Shares then held by Dundon Holdco.

(e) If SHUSA desires to exercise its Loan Call Option (after taking into account Sponsor Holdings’ recommendation pursuant to Section 3.3(c)) it shall deliver written notice thereof to Dundon Holdco. Such notice (a “Loan Call Option Notice”) shall set forth the number of Shares subject to the call, the proposed date for closing such sale and a description of any consents, approvals or other conditions precedent to such closing known to SHUSA. The closing of the purchase by SHUSA of Shares under this Article III shall take place not later than 15 days from the date of the Loan Call Option Notice on a date mutually agreeable to SHUSA and Dundon Holdco (the “Loan Call Option Closing Date”); provided, however, if such Persons cannot agree on a mutually acceptable date, the closing of such sale shall occur at 10:00 a.m. (New York City time) on said 15th day; provided further, that the foregoing references to “15th day” shall mean such later day on which all necessary consents from applicable Governmental Authorities to such sale have been received if any such required consents were not received prior to such 15th day. The purchase rights in Section 3.1(c) may only be exercised for 100% of the Shares then held by Dundon Holdco.

(f) Transfers of Shares under the terms of this Article III shall be made at the offices of the Company on the Employment Put Option Closing Date, the Employment Call Option Closing Date or the Loan Call Option Closing Date, as applicable. In connection with any purchase and sale of Shares pursuant to this Article III, Dundon Holdco shall deliver to SHUSA on or before the Employment Put Option Closing Date, Employment Call Option Closing Date or Loan Call Option Closing Date, as applicable, certificates representing the number of Shares to be purchased and sold on such date, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of all Liens. Dundon Holdco and Executive shall also deliver a certificate which shall contain customary representations and warranties to the effect of the following: (i) Dundon Holdco has full power, right and authority to transfer the Shares to be transferred by it, (ii) such transfer will not conflict with, or result in a violation or breach of, any Law or judgment applicable to Dundon Holdco or Executive, (iii) no notice to, registration, declaration or filing with, review by, or authorization, consent, order, waiver, authorization or approval of any Governmental Authority is necessary on the part of Dundon Holdco or Executive for the consummation of such purchase and sale, (iv) upon delivery of the Shares, SHUSA will acquire all of the rights of Dundon Holdco in such Shares and will acquire its interest in such Shares free of any “adverse claim” (as defined in Section 8-102 of the Uniform Commercial Code) and (v) delivery of such Shares to SHUSA will pass title to such Shares free and clear of any Liens.

(g) Each of the parties to this Agreement shall use commercially reasonable efforts to secure any necessary consent from applicable Governmental Authorities and to comply with any applicable Law necessary in connection with the exercise of the Employment Put Option, the Employment Call Option or the Loan Call Option.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1. Board of Directors.

(a) Prior to the occurrence of an Investor Group Termination, SHUSA shall have the right to nominate the following number of individuals for election or reelection to the Board of Directors (the “SHUSA Directors”):

(i) for so long as SHUSA’s Proportionate Percentage is greater than or equal to 50%, seven individuals;

(ii) for so long as SHUSA’s Proportionate Percentage is greater than or equal to 35% and less than 50%, six individuals;

(iii) for so long as SHUSA’s Proportionate Percentage is greater than or equal to 25% and less than 35%, five individuals;

(iv) for so long as SHUSA’s Proportionate Percentage is greater than or equal to 15% and less than 25%, four individuals; provided, however, that if Executive is no longer the CEO of the Company, SHUSA shall have the right to nominate five individuals;

(v) for so long as SHUSA’s Proportionate Percentage is greater than or equal to 10% and less than 15%, four individuals; provided, however, that if Executive is no longer the CEO of the Company, SHUSA shall have the right to nominate five individuals; and

(vi) for so long as SHUSA’s Proportionate Percentage is greater than or equal to 5% and less than 10%, one individual.

(b) After the occurrence of an Investor Group Termination, SHUSA shall have the right to nominate the following number of SHUSA Directors for election or reelection to the Board of Directors:

(i) for so long as SHUSA’s Proportionate Percentage is greater than or equal to 50%, seven individuals;

(ii) for so long as SHUSA’s Proportionate Percentage is greater than or equal to 35% and less than 50%, six individuals;

(iii) for so long as SHUSA’s Proportionate Percentage is greater than or equal to 25% and less than 35%, five individuals;

(iv) for so long as SHUSA’s Proportionate Percentage is greater than or equal to 15% and less than 25%, three individuals;

(v) for so long as SHUSA’s Proportionate Percentage is greater than or equal to 10% and less than 15%, two individuals; and

(vi) for so long as SHUSA’s Proportionate Percentage is greater than or equal to 5% and less than 10%, one individual.

(c) Prior to the occurrence of an Investor Group Termination, the Investor Group shall have the right to nominate five individuals for election or reelection to the Board of Directors (the “Investor Group Directors”). Prior to the occurrence of an Investor Group Termination, Executive shall be nominated by the Investor Group as an Investor Group Director for so long as Executive is the CEO of the Company. After the occurrence of an Investor Group Termination, the Investor Group shall not have the right to nominate any Investor Group Directors.

(d) After the occurrence of an Investor Group Termination, Sponsor Holdings shall have the right to nominate the following number of individuals for election or reelection to the Board of Directors (the “Sponsor Holdings Directors”):

(i) for so long as Sponsor Holdings’ Proportionate Percentage is greater than or equal to 10%, two individuals; and

(ii) for so long as Sponsor Holdings’ Proportionate Percentage is greater than or equal to 5% and less than 10%, one individual.

(e) To the extent that a number of Independent Directors are required to be nominated to the Board of Directors pursuant to the listing requirements of the New York Stock Exchange, the requirements of the U.S. securities laws or other applicable law in excess of the number of individuals nominated for election or reelection to the Board of Directors pursuant to the bylaws of the Company that are not SHUSA Directors, Investor Group Directors, Sponsor Holdings Directors, Executive or any subsequent chief executive officer of the Company, each of SHUSA and the Investor Group, prior to the occurrence of an Investor Group Termination, or each of SHUSA and Sponsor Holdings, after the occurrence of an Investor Group Termination, shall nominate as SHUSA Directors, Investor Group Directors or Sponsor Holdings Directors, as the case may be, a number of individuals that qualify as Independent Directors equal to the product of (x) (A) the number of SHUSA Directors, Investor Group Directors or Sponsor Holdings Directors that such Shareholder is then entitled to nominate to the Board of Directors divided by (B) the aggregate number of SHUSA Directors, Investor Group Directors and Sponsor Holdings Directors that all such Shareholders are then entitled to nominate to the Board of Directors and (y) the number of such additional Independent Directors that are so required to be nominated to the Board of Directors, rounded upwards or downwards to the nearest whole number of individuals; provided, however that in the event such calculation would result in the appointment of an additional Independent Director that is not so required to be nominated to the Board of Directors, such additional Independent Director shall be subtracted from the number of Independent Directors required to be nominated by the Shareholder (or group of Shareholders, in the case of the Investor Group) with the smaller Proportionate Percentage at the time of such calculation.

(f) No Shareholder shall nominate any individual for election to the Board of Directors except as set forth in this Article IV. Prior to the occurrence of an Investor Group Termination, each committee of the Board of Directors shall consist of at least (i) two Investor Group Directors, if Executive is a member of such committee, (ii) one Investor Group Director, if Executive is not a member of such committee and (iii) one SHUSA Director. After the occurrence of an Investor Group Termination, each committee of the Board of Directors shall consist of at least (i) one Sponsor Holdings Director, if Sponsor Holdings is entitled to nominate a Sponsor Holdings Director, and (ii) one SHUSA Director. Each SHUSA Director, Investor Group Director (other than Executive) and Sponsor Holdings Director shall be entitled to receive from the Company the same compensation and same rights to indemnification in connection with his or her role as a director as the other members of the Board of Directors, and each SHUSA Director, Investor Group Director (other than Executive) and Sponsor Holdings Director shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in performing his or her duties as a member of the Board of Directors or any committees thereof to the same extent as the other members of the Board of Directors. The Company shall notify each SHUSA Director, Investor Group Director and Sponsor Holdings Director of all regular and special meetings of the Board of Directors and of all regular and special meetings of any committee of the Board of Directors. The Company shall provide each SHUSA Director, Investor Group Director and Sponsor Holdings Director with copies of all notices, minutes, consents and other materials provided by the Company to all other members of the Board of Directors concurrently and in the same form as such materials are provided to the other members.

(g) The Shareholders shall vote their Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company at which action is to be taken with respect to the election of directors, or in any written consent in lieu of such a meeting of shareholders, to cause the election or reelection, as applicable, of the SHUSA Directors, the Investor Group Directors (prior to the occurrence of an Investor Group Termination) and the Sponsor Holdings Directors (after the occurrence of an Investor Group Termination), and, if requested by a Shareholder, the Company and the other Shareholders shall take all necessary action to call and hold such meeting of the shareholders of the Company, and shall take all other actions necessary to ensure the continued election to the Board of Directors of the SHUSA Directors, the Investor Group Directors (prior to the occurrence of an Investor Group Termination) and the Sponsor Holdings Directors (after the occurrence of an Investor Group Termination) and shall not take any actions which are inconsistent with the intent and purpose of the foregoing. The Company shall take all actions necessary to cause the SHUSA Directors, the Investor Group Directors (prior to the occurrence of an Investor Group Termination) and the Sponsor Holdings Directors (after the occurrence of an Investor Group Termination) to be elected or reelected, as applicable, to the Board of Directors and to ensure the continued election to the Board of Directors of the SHUSA Directors, the Investor Group Directors (prior to the occurrence of an Investor Group Termination) and the Sponsor Holdings Directors (after the occurrence of an Investor Group Termination) and shall not take any actions which are inconsistent with the intent and purpose of the foregoing.

(h) The Shareholders shall vote their Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company, or in any written consent in lieu of such a meeting of shareholders, to cause the removal of a SHUSA Director, an Investor Group Directors (prior to the occurrence of an Investor Group Termination) or a Sponsor Holdings Directors (after the occurrence of an Investor Group Termination), if SHUSA, the Investor Group (prior to the occurrence of an Investor Group Termination) or Sponsor Holdings (after the occurrence of an Investor Group Termination), as applicable, designates such director for removal and shall take all other actions necessary to cause such removal and shall not take any actions which are inconsistent with the intent and purpose of the foregoing. Except in accordance with the foregoing, no Shareholder shall vote its Shares or any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company, or in any written consent in lieu of such a meeting of shareholders, to cause the removal of a SHUSA Director, an Investor Group Directors (prior to the occurrence of an Investor Group Termination) or a Sponsor Holdings Directors (after the occurrence of an Investor Group Termination).

(i) Upon the death, resignation, retirement, incapacity, disqualification or removal (with or without cause) for any other reason of any SHUSA Director, SHUSA shall have the right to nominate the individual to fill the resulting vacancy. Prior to the occurrence of an Investor Group Termination, upon the death, resignation, retirement, incapacity, disqualification or removal (with or without cause) for any other reason of any Investor Group Director, the Investor Group shall have the right to nominate the individual to fill the resulting vacancy. After the occurrence of an Investor Group Termination, upon the death, resignation, retirement, incapacity, disqualification or removal (with or without cause) for any other reason of any Sponsor Holdings Director, Sponsor Holdings shall have the right to nominate the individual to fill the resulting vacancy. The Shareholders shall vote their Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company, or in any written consent in lieu of such a meeting of shareholders, to cause the individual so nominated to fill such vacancy and shall take all other actions necessary to cause such individual to fill such vacancy and shall not take any actions which are inconsistent with the intent and purpose of the foregoing.

(j) From and after an Investor Group Termination, the Investor Group shall have the right to designate three non-voting observers (the “Board Observers”) to the Board of Directors for as long as (i) the total number of shares of Common Stock owned by the Investor Group (excluding any shares of Common Stock and any Securities of SCUSA Illinois converted into shares of Common Stock pursuant to the Reorganization (on an as converted basis) acquired by Dundon Holdco or Executive after December 31, 2011 pursuant to any equity-based compensation plan) divided by the total number of shares of Common Stock outstanding immediately following the completion of the Reorganization (as adjusted from time to time for any reorganization, reclassification, stock split, stock dividend, reverse stock split, or other like changes in the Company’s capitalization since that date) is greater than 5% and (ii) such Board Observers are required for one or more of the Original Sponsor Holdings Investors to qualify as a “venture capital operating company” within the meaning of 29 C.F.R. Section 2510.3-101(d). The Company shall notify the Board Observers of all regular and special meetings of the Board of Directors, including all regular and special meetings of any committee of the Board of Directors, at the same time and in the same manner as the members of the Board of Directors and shall also provide the Board Observers with copies of all notices, minutes, consents and other materials provided to such members concurrently as such materials are provided to such members.

4.2. Shareholder Reserved Matters.

(a) The Company and the Shareholders agree that the following matters (the “Shareholder Reserved Matters”) will require the prior approval of each of SHUSA, Dundon Holdco and Sponsor Holdings:

(i) Commencement of any proceeding for the voluntary dissolution, winding up or bankruptcy of the Company.

(ii) Any non-pro rata reduction to the share capital of the Company, except as required by law.

(iii) Any amendment to the articles of incorporation or by-laws of the Company, which amendment would change (A) the name of the Company, (B) the jurisdiction of incorporation of the Company, (C) the purpose or purposes for which the Company is organized, (D) the size of the Board of Directors or (E) the shareholder approval requirements for Shareholder Reserved Matters.

(iv) Any appointment to the Board of Directors contrary to the provisions regarding appointment of directors set forth in the by-laws of the Company or Section 4.1.

(v) Any merger, amalgamation or consolidation of the Company with any other entity or the spinoff of a substantial portion of the business of the Company.

(vi) The sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Company, whether in a single transaction or a series of related transactions.

(vii) Any change in the principal line of business of the Company.

(b) Without the prior approval of each of SHUSA, Dundon Holdco and Sponsor Holdings, the Company shall not take any Shareholder Reserved Matter.

(c) Each Shareholder shall only vote its Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company at which action is to be taken with respect to any Shareholder Reserved Matter, or in any written consent in lieu of such a meeting of shareholders, in favor of any Shareholder Reserved Matter if each Shareholder whose approval is required pursuant to Section 4.2(a) has given advance written notice to such Shareholder that it is in favor of the approval of such Shareholder Reserved Matter. Each Shareholder shall vote its Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company at which action is to be taken with respect to any Shareholder Reserved Matter, or in any written consent in lieu of such a meeting of shareholders, against any Shareholder Reserved Matter unless each Shareholder whose approval is required pursuant to Section 4.2(a) has given advance written notice to such Shareholder that it is in favor of the approval of such Shareholder Reserved Matter. The Company and the Shareholders shall take all actions necessary to ensure that no Shareholder Reserved Matter is approved by the shareholders of the Company unless each of the Shareholders whose approval is required pursuant to Section 4.2(a) has approved of such Shareholder Reserved Matter.

(d) This Section 4.2 shall terminate and be of no further force and effect upon the occurrence of an Investor Group Termination.

4.3. Board Reserved Matters.

(a) The Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions (the “Board Reserved Matters”) without the affirmative vote of a majority of the SHUSA Directors and a majority of the Investor Group Directors:

(i) The entry into, or amendment or termination of, any contract or other agreement in an amount exceeding $30.0 million.

(ii) The sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the Company or any Subsidiary of the Company with an aggregate fair market value in excess of $50.0 million (or in the case of sales of loan pools and similar portfolio assets in the ordinary course of business, $200.0 million).

(iii) The institution or settlement by the Company or any of its Subsidiaries of any litigation or arbitration with an amount in controversy in excess of $10.0 million.

(iv) The declaration or payment of dividends or other distributions in respect of the capital stock of the Company.

(v) Except as required by changes in Law or GAAP (as approved by the Company’s outside auditors), any change to the material accounting policies of the Company.

(vi) Except (A) as required by changes in Law or (B) changes which are consistent with changes to the Tax policies or positions of Affiliates of Banco Santander in the United States (which changes are not adopted by such Affiliates of Banco Santander for the purpose of adversely affecting the Company or its shareholders), any change to the material Tax policies or positions of the Company.

(vii) Any change in the compensation of members of the Board of Directors in their capacity as directors.

(viii) Any investment in, or the acquisition of, any assets or entity (other than investments in wholly-owned Subsidiaries), whether in a single transaction or a series of related transactions, or the entry into any joint ventures, partnerships or similar arrangements, in an aggregate amount in excess of $50.0 million (or in the case of acquisitions of loan pools and similar portfolio assets in the ordinary course of business, $200.0 million).

(ix) The entry by the Company or any of its Subsidiaries into any new business lines.

(x) The incurrence by the Company or any of its Subsidiaries of any indebtedness for borrowed money or the assumption of any obligations (fixed or contingent), whether in a single transaction or a series of related transactions, with a principal amount in excess of $30.0 million.

(xi) The approval of any annual budget of the Company.

(xii) Any transactions with Affiliates of the Company; provided, however, that this clause (xii) will not apply to the following:

(A) transactions in effect as of the date of this Agreement;

(B) transactions entered into in accordance with and as specifically permitted by this Agreement;

(C) transactions or series of related transactions in the ordinary course of business on arm’s length terms involving aggregate payments or consideration of less than $500,000;

(D) the servicing of loan portfolios in the ordinary course of business on arm’s length terms and in accordance with the terms of any applicable servicing or comparable agreement;

(E) transactions with Affiliates involving the provision or receipt of customary intercompany services, in each case in the ordinary course of business and on terms at least as favorable to the Company and its Subsidiaries (1) as would reasonably have been obtained at such time from an unrelated person on an arm’s-length basis, and (2) as are made available to or received by the Company’s other Affiliates;

(F) the payment of reasonable and customary fees and compensation paid to, and indemnities provided on behalf of, officers or directors of the Company or any of its Subsidiaries, subject in each case to clauses (xiii) and (xiv) of this Section 4.3(a);

(G) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business, subject in each case to clauses (xiii) and (xiv) of this Section 4.3(a);

(H) transactions among the Company and any of its Subsidiaries; and

(I) the termination of any financing commitments provided by Banco Santander or one of its Affiliates and the termination of any contracts related thereto, in each case with respect to indebtedness or commitments outstanding on the date of this Agreement if immediately after such termination the Company has available the financing described in Section 4.12(b).

(xiii) (A) Any issuance of equity or equity linked securities by the Company other than pursuant to equity-based compensation plans approved pursuant to clause (xiv) of this Section 4.3(a) or (B) any repurchase of such securities other than the purchase, repurchase, retirement, defeasance, redemption or other acquisition for value of equity interests of the Company held by any future, present or former employee, director, officer or consultant of the Company or any of its Subsidiaries pursuant to and in accordance with the terms of any management equity plan or stock option plan or any other management or employee benefit plan or agreement, in each case previously approved pursuant to clause (xiv) of this Section 4.3(a).

(xiv) The hiring or removal of the CEO, the CFO and the COO; any change in their compensation or in the compensation of any other executive officer; or the adoption, modification or termination of any equity-based incentive plans.

(xv) Any amendment or exception to the Liquidity Policy of the Company.

(xvi) Any amendment to the certificate of incorporation or by-laws of the Company that would change (A) the authorized capital stock of the Company (except in connection with an issuance of equity or equity linked securities by the Company pursuant to equity-based compensation plans approved pursuant to clause (xiv) of this Section 4.3(a)) including the creation or issuance of any new class or series of capital stock either (1) having separate class or disproportionate voting rights or (2) ranking senior to the Common Stock as to dividends or upon liquidation or (B) the rights of any holders of Common Stock in a manner adverse to such holders.

(xvii) Any consent by the Company or any of its Subsidiaries to the transfer by Banco Santander or any of its Affiliates of any portion of their respective commitments under the Santander Financing.

(b) Section 4.3(a) and this Section 4.3(b) shall terminate and be of no further force and effect upon the occurrence of an Investor Group Termination.

(c) From and after the occurrence of an Investor Group Termination, for so long as SHUSA’s Proportionate Percentage is greater than or equal to 20%, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions (the “SHUSA Reserved Matters”) without the affirmative vote of a majority of the SHUSA Directors:

(i) Except as required by changes in Law or GAAP (as approved by the Company’s outside auditors), any change to the material accounting policies of the Company.

(ii) Except (A) as required by changes in Law or (B) changes which are consistent with changes to the Tax policies or positions of Affiliates of Banco Santander in the United States (which changes are not adopted by such Affiliates of Banco Santander for the purpose of adversely affecting the Company or its shareholders), any change to the material Tax policies or positions of the Company.

(iii) Any change in the principal line of business of the Company or any Significant Subsidiary.

4.4. Election of Executive to Board of Directors.

(a) (i) Following the occurrence of an Investor Group Termination, so long as Executive is CEO of the Company (such period, the “CEO Applicable Period’) or (ii) if at any time (A) Executive is not CEO but Dundon Holdco’s Proportionate Percentage is at least 5.0% and (B) Executive’s employment under the Employment Agreement was not terminated by the Company for Cause or by Executive without Good Reason (other than a termination by Executive without Good Reason on or after December 31, 2016, so long as Executive does not engage in any Restricted Activities (as defined in the Employment Agreement) (such period in this clause (ii), the “Shareholder Applicable Period” and, together with the CEO Applicable Period, the “Applicable Periods”), Executive shall serve as a member of the Board of Directors.

(b) During the Applicable Periods, the Board of Directors shall be comprised of thirteen directors, one of which shall be Executive. The Shareholders agree that they will take, and cause their Affiliates (including any directors nominated by such Shareholder) to take, any and all actions within their power to give effect to the foregoing, including voting their Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company, or in any written consent in lieu of such a meeting of shareholders, to cause the amendment of by-laws of the Company to reflect the foregoing.

(c) During the Applicable Periods, the Board of Directors, or any committee of the Board of Directors responsible for designating nominees for election or reelection to the Board of Directors, shall cause Executive to be included in the slate of nominees for each shareholders’ meeting at which directors are elected and, subject to Section 4.4(e), shall recommend Executive for election or reelection, as applicable, to the Board of Directors.

(d) During the Applicable Periods, the Shareholders shall vote their Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company at which action is to be taken with respect to the election of directors, or in any written consent in lieu of such a meeting of shareholders, to cause the election or reelection, as applicable, of Executive, and shall not take any actions which are inconsistent with the intent and purpose of the foregoing. During the Applicable Periods, the Company shall take all actions necessary to cause Executive to be elected or reelected, as applicable, to the Board of Directors and to ensure the continued election to the Board of Directors of Executive and shall not take any actions which are inconsistent with the intent and purpose of the foregoing.

(e) Nothing in this Section 4.4 shall require the Board of Directors, any director or any committee or member thereof to take any action or refrain from taking any action, nor shall a breach of this Section 4.4 result by reason of the failure to take such action or the failure to refrain from taking such action, as the case may be, if the Board of Directors, a committee of the Board of Directors or any director determines in good faith that taking such action or refraining from taking such action, as the case may be, would cause a violation of his or her fiduciary duties to shareholders under applicable Law. This Section 4.4(e) shall not be interpreted to create any fiduciary obligation that would not exist in the absence of this Section 4.4).

4.5. Matters with Respect to the Investor Group.

(a) When any action is to be taken or any notice is to be given or delivered, then, except as expressly set forth in this Agreement, the Investor Group shall act as a single Person for purposes of this Agreement and, for all purposes of this Agreement, any action, notice or other writing taken, given or delivered by or on behalf of a duly authorized representative of Sponsor Holdings shall be deemed to be taken, given or delivered on behalf of the Investor Group. The initial duly authorized representative is Sponsor Holdings (the “Investor Group Representative”). The Investor Group Representative shall have the power and authority to bind the Investor Group (but may not bind any member of the Investor Group except to the extent it is so bound in accordance with the terms of this Agreement solely because it is a member of the Investor Group and the Investor Group is so bound) in accordance with this Agreement. Each of the other parties hereto may rely on the appointment and authority of the foregoing Investor Group Representative until the receipt of notice from each member of the Investor Group of the appointment of a successor or additional Investor Group Representative upon 30 days’ prior written notice to each party hereto.

(b) The members of the Investor Group agree that, prior to the occurrence of an Investor Group Termination, Executive shall be an Investor Group Director for so long as he is the CEO of the Company, and they shall take all actions reasonably necessary to cause Executive, so long as he is CEO of the Company, to be an Investor Group Director. This Section 4.5 shall terminate and be of no further force and effect upon the occurrence of an Investor Group Termination.

4.6. Matters with Respect to Management.

(a) Neither SHUSA nor any of its Affiliates shall, without the prior written consent of Sponsor Holdings (i) employ Executive as an officer or employee of, or hire Executive as an advisor or consultant to, SHUSA or any of its Affiliates, other than the Company and its Subsidiaries or (ii) permit Executive to invest or receive equity in SHUSA or any of its Affiliates (other than the Company and its Subsidiaries), except for (x) investments existing, and Securities held, immediately following the completion of the Reorganization and (y) investments in publicly traded Securities. This Section 4.6 shall terminate and be of no further force and effect upon the occurrence of an Investor Group Termination.

(b) The Shareholders agree that any alteration, amendment or repeal of Sections 2, 3, 4, 5 and 6 of Article V, Article XI, Article XII, Article XIII and Article XIV of the certificate of incorporation of the Company and Sections 2.4, 2.5, 2.8, 2.10, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10 and Section 7.1 of the bylaws of the Company (the “Designated Sections”) shall require the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of all classes and series of the Company then held by SHUSA and a majority of the combined voting power of the then outstanding shares of all classes and series of the Company then held by the Investor Group (such holders, the “Designated Holders”), in addition to any other requirements of applicable Law or the certificate of incorporation or bylaws of the Company. Without the prior approval of the Designated Holders, the Company shall not alter, amend or repeal any of the Designated Sections. Each Shareholder shall only vote its Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company at which action is to be taken to alter, amend or repeal any of the Designated Sections (any such alteration, amendment or repeal, a “Designated Amendment”) or in any written consent in lieu of such a meeting of shareholders, in favor of any Designated Amendment if the Designated Holders have given advance written notice to such Shareholder that it is in favor of the approval of such Designated Amendment. Each Shareholder will vote its Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company at which action is to be taken with respect to any Designated Amendment, or in any written consent in lieu of such a meeting of shareholders, against any Designated Amendment unless the Designated Holders have given advance written notice to such Shareholder that it is in favor of the approval of such Designated Amendment. The Company and the Shareholders shall take all actions necessary to ensure that no Designated Amendment is approved by the shareholders of the Company unless the Designated Holders approve of such Designated Amendment. This Section 4.6(b) shall terminate and be of no further force and effect upon the occurrence of an Investor Group Termination.

4.7. Matters with Respect to Subsidiaries.

(a) The composition of the board of directors (or similar governing body) of SCUSA Illinois shall be comprised of the same Persons that then comprise the Board of Directors. In furtherance of the foregoing, the Company shall take all actions necessary to cause each individual at any time serving as a member of the Board of Directors to also serve as a member of the board of directors (or similar governing body) of SCUSA Illinois and as a member of each corresponding committee of the board of directors (or similar governing body) of SCUSA Illinois to the extent such individual is a member of the corresponding committee of the Board of Directors.

(b) Without the prior approval of each of SHUSA, Dundon Holdco and Sponsor Holdings, the Company shall not:

(i) commence any proceeding for the voluntary dissolution, winding up or bankruptcy of any Significant Subsidiary;

(ii) effect any non-pro rata reduction to the share capital of any Significant Subsidiary, except as required by law;

(iii) amend the organizational documents of any Significant Subsidiary, if such amendment would change (A) the purpose or purposes for which such Significant Subsidiary is organized, (B) the size of the board of directors (or similar governing body) of such Significant Subsidiary or (C) the approval requirements for the matters set out in this Section 4.7(b);

(iv) appoint any individual to the board of directors (or similar governing body) of SCUSA Illinois contrary to the provisions regarding appointment of directors set forth in Section 4.7(a);

(v) effect any merger, amalgamation or consolidation of any Significant Subsidiary with any other Person or the spinoff of a substantial portion of the business of any Significant Subsidiary;

(vi) sell, convey, transfer or otherwise dispose of all or substantially all of the assets of any Significant Subsidiary, whether in a single transaction or series of related transactions; or

(vii) make any change in the principal line of business of any Significant Subsidiary.

(c) This Section 4.7 shall terminate and be of no further force and effect upon the occurrence of an Investor Group Termination.

4.8. Provisions Concerning Executive and Dundon Holdco.

(a) Business and Assets. Dundon Holdco shall not, and Executive shall cause Dundon Holdco not to, have any assets or liabilities other than (i) Shares of the Company, (ii) its rights and obligations under this Agreement and the Dundon Loan Agreement, (iii) cash and cash equivalents and (iv) receivables from one or more of its Affiliates.

(b) Ownership of Dundon Holdco. Executive and Dundon Holdco represent and warrant to the Company, SHUSA and Sponsor Holdings that, immediately following the completion of the Reorganization, (i) Executive owns all of the outstanding Securities of DDFS Management Company LLC and a majority of the outstanding limited partner interests of DDFS Partnership LP and (ii) DDFS Partnership LP owns all of the outstanding Securities of Dundon Holdco. Executive and Dundon Holdco represent and warrant to SHUSA that, immediately following the completion of the Reorganization, Dundon Holdco owns approximately 10% of the outstanding shares of Common Stock free and clear of any Liens (other than Liens created by this Agreement, the Dundon Purchase Agreement or the Dundon Loan Agreement). Executive shall not, without the prior written consent of SHUSA, Transfer any of the limited partnership interests of DDFS Partnership LP if the result thereof is that Executive does not beneficially own and control a majority of the outstanding limited partnership interests of DDFS Partnership LP (with the remaining interests held by, or by trusts for the benefit of, members of Executive’s family), or Transfer any of the Securities of DDFS Management Company LLC, or cause or permit DDFS Partnership LP to Transfer any Securities of Dundon Holdco, or cause or permit DDFS Management Company LLC, DDFS Partnership LP or Dundon Holdco (i) to enter into any merger, consolidation or amalgamation, (ii) liquidate, wind up or become dissolved or (iii) engage in any other transaction if the result thereof is that Executive does not beneficially own and control 100% of the outstanding Securities of DDFS Management Company LLC and a majority interest of the outstanding limited partner interests of DDFS Partnership LP (with the remaining interests held by, or by trusts for the benefit of, members of Executive’s family) or DDFS Partnership LP does not beneficially own and control 100% of the outstanding Securities of Dundon Holdco following the consummation thereof.

(c) Compliance with Obligations. Executive shall cause Dundon Holdco to comply with its obligations under this Agreement.

4.9. Provisions Concerning Sponsor Holdings.

(a) Business and Assets. Sponsor Holdings shall not have any assets or liabilities other than (i) Shares or other Securities of the Company, (ii) its rights and obligations under this Agreement, the Sponsor Holdings Investment Agreement, the Note Purchase Agreement and the Notes, (iii) cash and cash equivalents and other investments permitted under the Note Documents, including the Notes, and letters of credit (in form and substance reasonable satisfactory to SHUSA) and financing guarantees from the Original Sponsor Holdings Investors (in form and substance reasonable satisfactory to SHUSA) and (iv) other immaterial liabilities and obligations incidental to the foregoing.

(b) Ownership of Sponsor Holdings. Sponsor Holdings represents and warrants to the other parties hereto that, immediately following the completion of the Reorganization, all of the outstanding Securities of Sponsor Holdings (other than the Notes) are owned and controlled by the Sponsor Holdings Investors.

4.10. Non-Compete.

(a) Subject to Section 4.10(b), for so long as SHUSA’s Proportionate Percentage is greater than 50%, none of Banco Santander or any of its Affiliates shall acquire any Person or business if more than 50% of the total assets of such Person or business, determined by reference to the most recently available balance sheet of such Person or business, consist of loans made to individuals in the United States of America who have on average, at origination, FICO scores of less than 660 (a “Subprime Business”).

(b) The foregoing shall not restrict the ability of Banco Santander or any of its Affiliates to (i) engage in any business in which it engages as of the date of this Agreement, or own any Person or business which it owns as of the date of this Agreement, (ii) invest in, or acquire the Securities of, any Subprime Business so long as, as a result of such investment or acquisition, Banco Santander and its Affiliates (other than the Company) do not, at the time of such investment or acquisition, collectively own more than 9.9% of the outstanding capital stock or other Securities of such Subprime Business, (iii) acquire an instrument of indebtedness of any Subprime Business (other than interests in Subprime Loans or Subprime Loan Portfolios) or otherwise engage in debt financing transactions with any Subprime Business or (iv) acquire any loans that are not Subprime Loans or loan portfolios that are not Subprime Loan Portfolios.

4.11. Dividends and Distributions.

(a) Upon the receipt of any cash dividend, distribution or other release of any cash proceeds or other amounts from the Company to Dundon Holdco, Dundon Holdco shall make all payments required to be made to Banco Santander or its Affiliates under the Dundon Loan Agreement. The Company may remit dividends, distributions and other amounts payable in respect of shares of Common Stock held by Dundon Holdco to Banco Santander so that such funds can be applied on behalf of Dundon Holdco to any amounts then payable by Dundon Holdco or Executive to Banco Santander or any of its Affiliates pursuant to the Dundon Loan Agreement.

(b) SHUSA may set-off, deduct and withhold from any amounts due to Dundon Holdco upon a purchase of Shares pursuant to Article III any amounts then payable by Dundon Holdco or Executive to Banco Santander or any of its Affiliates pursuant to the Dundon Loan Agreement. SHUSA may remit such amounts to Banco Santander so that such funds can be applied on behalf of Dundon Holdco to any amounts then payable by Dundon Holdco or Executive to Banco Santander or any of its Affiliates pursuant to the Dundon Loan Agreement.

4.12. Financing Matters.

(a) Each of the Company, Executive and the Shareholders acknowledges and agrees that, except as set forth in Section 4.12(b), none of the Shareholders or their respective Affiliates has any obligation or commitment, under this Agreement or otherwise, to make any loan or loans, or provide any other financing, whether in the form of equity or debt, to the Company or any of its Subsidiaries, but will evaluate each request for a loan or other financing at the time made and will decide in such Person’s absolute and sole discretion whether to make the loan or provide the financing requested.

(b) SHUSA agrees that, with respect to the Santander Financing, it (and its nominees to the Board of Directors) will act in good faith and will not take any action, or fail to take any action, in its or their capacity as a Shareholder or director for the purpose of causing the Company to breach any provision of, or default on its obligations or cause a failure of any condition under, the Santander Financing. Furthermore, subject to the then current Liquidity Policy, in the event that senior management of the Company, acting in good faith, determines it to be advisable to draw funds under the Santander Financing, then SHUSA and its respective Affiliates (including any directors nominated by SHUSA) shall not take any action, or fail to take any action (including failing to approve any Board Reserved Matter, SHUSA Reserved Matter or Shareholder Reserved Matter), which action or failure to act would prevent the Company from borrowing under the Santander Financing; provided that the conditions to such borrowing are otherwise satisfied. In connection with any action to be taken by the Company pursuant to Exhibit H of the Santander Financing, the Company will act, or refrain from acting, at the written direction of Sponsor Holdings. Banco Santander agrees that it shall comply with its obligation under the Santander Financing.

(c) In the event that Sponsor Holdings and senior management of the Company reasonably determine in good faith that it is in the best interests of the Company for the Company to incur additional indebtedness for borrowed money and such financing is available from a third-party financing source which is not an Affiliate of the Company or any of the Shareholders (a “Third-Party Financing Source”) to the Company on terms which, in the reasonable, good faith determination of Sponsor Holdings and senior management of the Company, are commercially reasonable, in the best interests of the Company and are consistent with the Company’s then current business plan and budget (such financing, “Available Financing”), then Shareholders and their respective Affiliates (including any directors nominated by SHUSA or the Investor Group) shall not take any action, or fail to take any action (including failing to approve any Board Reserved Matter, SHUSA Reserved Matter or Shareholder Reserved Matter), which action or failure to act would prevent the Company from obtaining such Available Financing from such Third-Party Financing Source unless the Shareholders or their respective Affiliates, as applicable, are willing to provide equivalent financing on terms that, taken as a whole, are no less favorable to the Company than the terms of the Available Financing. This Section 4.12(c) shall terminate and be of no further force and effect upon the occurrence of an Investor Group Termination.

(d) In the event that any Qualifying Payment is paid by any borrower under any of the Santander Three Year Credit Agreement, the Santander Five Year Credit Agreement or the Santander ABS Credit Agreement, upon written notice of such payment by Sponsor Holdings, Banco Santander shall promptly pay to Sponsor Holdings an amount equal to the product of (i) the amount of the Qualifying Payment and (ii) Sponsor Holdings’ Proportionate Percentage.

4.13. Certain Tax Matters. Subject to Section 4.13(b), SHUSA shall indemnify and hold harmless Sponsor Holdings from any Loss (which, for purposes of this

(a) Section 4.13, shall mean any and all losses, damages, reasonable costs, reasonable expenses (including reasonable attorneys’ fees and disbursements), liabilities, settlement payments, awards, judgments, fines, obligations, claims, and deficiencies of any kind, excluding special, consequential, exemplary and punitive damages) of the Company and its Subsidiaries arising from:

(i) any and all liability for Taxes of the Company or any of its Subsidiaries (or any predecessors) with respect to any Pre-Determination Date Tax Period;

(ii) any and all liability for Taxes of the Company or any of its Subsidiaries that arises from a transaction (such as an intercompany transaction under Treasury Regulation § 1.1502-13) before the Determination Date that results in taxable income or gain in the period after the Determination Date and on or before December 31, 2011, and that would have arisen in a Pre-Determination Date Tax Period if the transactions contemplated by the Sponsor Holdings Investment Agreement had occurred on the Determination Date;

(iii) any breach of (A) any representation or warranty contained in Section 2.08 of the Sponsor Holdings Investment Agreement (provided that, in the case of any representation or warranty contained in Section 2.08(i) of the Sponsor Holdings Investment Agreement, the term “Closing Date” shall be replaced with the Determination Date) or (B) any covenant set forth in Section 4.01(b)(iii) of the Sponsor Holdings Investment Agreement;

(iv) any payments made by the Company or any of its Subsidiaries after the Determination Date in violation of Section 5.01(c) of the Sponsor Holdings Investment Agreement except as provided in this Agreement; and

(v) any Group Tax Liabilities.

(b) SHUSA shall not be responsible for any indemnification under Section 4.13(a) unless and until the aggregate amount of Losses of the Company and its Subsidiaries under clauses (i) through (v) of Section 4.13(a) exceeds the aggregate liability for Taxes (other than deferred taxes) included in the calculation of the Company’s Tangible Common Equity (as defined in the Sponsor Holdings Investment Agreement) pursuant to Section 1.04 of the Sponsor Holdings Investment Agreement.

(c) Losses of the Company and its Subsidiaries subject to indemnification under Section 4.13(a) that exceed the threshold under Section 4.13(b) shall be indemnified by SHUSA paying Sponsor Holdings for all Losses that Sponsor Holdings may suffer, incur, or become subject to (including by reason of its indirect share of any Loss of the Company or any of its Subsidiaries attributable to Sponsor Holdings’ ownership interest in the Company), as a result of such Loss of the Company or any of its Subsidiaries.

(d) In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Determination Date shall be deemed to be the amount of any such Taxes determined as if such taxable period ended as of the close of business on the Determination Date; provided that, in the case of any Straddle Period governed by the State Tax Sharing Agreement, the amount of Taxes allocable to the portion of such Straddle Period ending on the Determination Date shall be determined under the State Tax Sharing Agreement.

(e) The parties agree to treat all taxable periods of the Company and its Subsidiaries as ending on December 31, 2011 for U.S. federal income Tax purposes and, to the extent possible, state and local income Tax purposes.

(f) For purposes of Sections 4.13(a) and 4.13(b), in the case of an audit adjustment for a Pre-Determination Date Tax Period with respect to a consolidated or combined return that includes both the Company or its Subsidiaries, and SHUSA or its Subsidiaries (other than the Company or its Subsidiaries), the liability of the Company and its Subsidiaries for such Period shall be determined on the basis of intercompany agreements and practices in effect for the taxable year in question.

(g) Except as otherwise required by law, the Company and its Subsidiaries shall not amend any Tax Returns with respect to any Pre-Determination Date Tax Period without the prior written consent of SHUSA if such amendments would result in an amount of Tax for which SHUSA would have an indemnification obligation pursuant to this Section 4.13.

(h) In the event that the Company or its Subsidiaries receive notice of the assertion of any claim against it by any taxing authority, which, if successful, might result in an indemnity payment by SHUSA to Sponsor Holdings pursuant to this Section 4.13, it shall provide notice to SHUSA promptly after becoming aware of such claim; provided, however, that the failure of the Company or its Subsidiaries to provide such notice shall not affect the indemnification obligations under this Agreement except, and only to the extent that, SHUSA shall have been materially prejudiced as a result of such failure.

(i) In the case of any liability for Taxes described in Section 4.13(b), the Company and its Subsidiaries shall pay the amount of such Tax liability to the relevant taxing authority, or, if any such Tax is owed by SHUSA or its Subsidiaries, to SHUSA at least 2 business days before such Tax is due.

(j) SHUSA shall, solely at its own cost and expense, exclusively control any audit, litigation or other proceeding relating to any Taxes for which an indemnity is provided by SHUSA under Section 4.13; provided, however, that no settlement, compromise or consent to entry of a judgment that fails to provide the Company and its Subsidiaries with a complete release of liability or that would impose material obligations on the Company or its Subsidiaries (including with respect to any Post-Determination Date Tax Period) shall be made without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed).

(k) The Company and its Subsidiaries shall pay to SHUSA any refunds of Taxes (net of any Taxes thereon) received with respect to any Pre-Determination Date Tax Period within 5 days of receipt of such refund, except for any refund with respect to an item that was taken into account as an asset relating to Taxes in the calculation of the SCUSA Illinois’ Tangible Common Equity (as defined in the Sponsor Holdings Investment Agreement), which, if received by SHUSA, shall be paid to the Company within 5 days of receipt thereof; provided that any refund arising from a carryback of Tax attributes from a Post-Determination Date Tax Period shall be for the benefit of the Company, and if such a refund is received by SHUSA, SHUSA shall pay such refund over to the Company within 5 days of receipt thereof.

(l) Without limiting the obligations of SHUSA under this Section 4.13:

(i) Dundon Holdco shall reimburse SHUSA for 8.5% of any payment made by SHUSA under Section 4.13(c) as soon as reasonably practicable after such payment is made by SHUSA; and

(ii) SHUSA shall pay to Dundon Holdco 8.5% of any refunds of Taxes received by SHUSA pursuant to Section 4.13(l) as soon as reasonably practicable after such refund is received by SHUSA or paid by the Company to SHUSA.

(m) Any payment made pursuant to Section 4.13(c) from SHUSA to Sponsor Holdings shall be treated for Tax purposes as a capital contribution by SHUSA to the Company followed by a distribution by the Company to Sponsor Holdings that is treated as a return of a portion of the aggregate price paid by Sponsor Holdings pursuant to the Sponsor Holdings Investment Agreement. Any payment made by Dundon Holdco to SHUSA pursuant to Section 4.13(l) shall be treated for Tax purposes as a capital contribution by Dundon Holdco to the Company followed by a return of the corresponding amount treated as a capital contribution under this Section 4.13(m).

4.14. Regulatory and Compliance Matters.

(a) Neither the Company nor SHUSA shall, and each shall cause its Affiliates to not, take any action that would cause Dundon Holdco or Sponsor Holdings to be required to register as a bank holding company under the Bank Holding Company Act, or a savings and loan holding company under the Home Owners’ Loan Act.

(b) The Company shall, to the maximum extent possible, take advantage of “controlled company” or other exceptions to retain the voting rights and corporate governance provisions applicable to the Company and the Shareholders pursuant to the terms of this Agreement.

4.15. Information and Access.

(a) At any time during which the Company does not file reports with a securities regulatory authority that are publicly available that contain such information, the Company shall deliver to Sponsor Holdings and SHUSA (a) the most recent audited annual financial statements of the Company and (b) the most recent unaudited quarterly financial statements of the Company, in each case, as promptly as practicable after each applicable period end, but no later than they otherwise become available. The Company shall, and shall cause each of its Subsidiaries, (i) at any and all reasonable times during normal business hours on reasonable notice and in such manner as is not reasonably likely to adversely affect the operations of the Company or any of its Subsidiaries, as the case may be, to permit each of Sponsor Holdings and SHUSA and their respective authorized representatives to examine, at Sponsor Holdings’ or SHUSA’s, as applicable, expense, all books of account, records, reports documents, data and papers, and to make copies and take extracts and to discuss its business, affairs, finances and accounts with its senior employees, accountants and other advisors and (ii) to permit Sponsor Holdings and SHUSA to consult with the officers of the Company and its

Subsidiaries periodically and at such times as reasonably requested by Sponsor Holdings or SHUSA, as applicable, on significant corporate actions involving the Company and its Subsidiaries, including extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the organizational documents of the Company, in each case, to the extent consistent with applicable Law (and with respect to any information which would require public disclosure pursuant to the foregoing, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise). The Company agrees to consider, in good faith, the recommendations of Sponsor Holdings and SHUSA or its designated representative in connection with the matters on which it is consulted as set forth in clause (ii) above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company. The provisions of this Section 4.15(a) shall apply for so long as any one or more of the Original Sponsor Holdings Investors seek to qualify as a “venture capital operating company” within the meaning of C.F.R. Section 2510.3-101(d).

(b) The Company shall, and shall cause each of its Subsidiaries to, simultaneously deliver to both of SHUSA and Sponsor Holdings all information (in the same form as delivered to SHUSA or Sponsor Holdings, as applicable) regarding the Company delivered by the Company either to SHUSA or any of its Affiliates (other than the Company) or to Sponsor Holdings or any of its Affiliates. The provisions of this Section 4.15(b) shall apply until the occurrence of an Investor Group Termination.

4.16. Outside Activities.

Subject to applicable Law, Affiliates of the Shareholders (including their respective equityholders and their respective Affiliates, but excluding any member of the Board of Directors who is also an officer of the Company) may engage in or possess any interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Company and its Subsidiaries (collectively, “Outside Activities”), and may provide advice and other assistance to any such investment, business venture or Person engaged in Outside Activities, (b) the Company and the Shareholders shall have no rights in and to such Outside Activities or the income or profits derived therefrom, and (c) the pursuit of any such Outside Activities, even if competitive with the business of the Company and its Subsidiaries, shall not be deemed wrongful or improper. Subject to applicable Law, the Shareholders and their respective Affiliates (including their respective equityholders and their respective Affiliates, but excluding any member of the Board of Directors who is also an officer of the Company) (i) shall not be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and (ii) shall have the right to pursue for their own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity. Notwithstanding the foregoing, nothing in this Section 4.16 shall be deemed or construed to permit any member of the Board of Directors to use any confidential, proprietary or nonpublic information obtained in his or her capacity as a member of the Board of Directors for the personal benefit of such director or of any entity with which such director may be affiliated or to the detriment of the Company, to the extent such use would not have been permitted under applicable Law in the absence of this Section 4.16.

4.17. Servicer Guarantees.

(a) From and after the date of this Agreement, at the written request of the CEO or CFO, Banco Santander will guarantee, in form and substance not less favorable to Banco Santander than the form and substance of the servicing guarantees provided by Banco Santander as of the date of this Agreement to third parties that are not Affiliates of Banco Santander, the servicing obligations of the Company pursuant to any warehouse financing arrangements which the Company or any Subsidiary of the Company enters into with a third party following the date of this Agreement; provided, however, that Banco Santander will not be required to provide any such guarantee unless providing such guarantee would not be a violation of applicable Law, in which case, Banco Santander shall use all reasonable efforts to restructure the guarantee so that Banco Santander shall be permitted to make such guarantee.

(b) This Section 4.17 shall terminate and be of no further force and effect upon the earlier of (i) the occurrence of a Change of Control, and (ii) the date that is three years after the completion of the initial public offering of shares of Common Stock (the “IPO”).

4.18. Assignments under the Note Purchase Agreement; Transfers of the Notes.

(a) Sponsor Holdings will not consent or agree to any assignment by the Lender of its rights, privileges or obligations under the Note Purchase Agreement or any transfer of the Notes without the prior written consent of each of Banco Santander and SHUSA, other than any assignment by the Lender to Sponsor Holdings.

(b) If Sponsor Holdings becomes the holder of any Notes, Sponsor Holdings will not consent or agree to any assignment of its rights, privileges or obligations under the Note Purchase Agreement or any transfer of the Notes without the prior written consent of each of Banco Santander and SHUSA.

ARTICLE V

PREEMPTIVE RIGHTS

5.1. Preemptive Rights.

(a) Each Shareholder (the “Preemptive Holders”), in connection with the issuance by the Company or its Subsidiaries of equity Securities of the Company or its Subsidiaries or Securities convertible into or exercisable for equity Securities of the Company or its Subsidiaries or that include an equity component (such as an “equity kicker”) (including any hybrid security) (a “Preemptive Issue”), shall have the right (a “Preemptive Right”) to purchase, on the same terms and at the price per Preemptive Issue offered to each offeree, its proportionate share (based on its Proportionate Ownership) of each class of Preemptive Issue to be issued other than a Preemptive Issue (i) pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock ownership plan or similar benefit plan, program or agreement or (ii) any issuance by a wholly owned, direct or indirect, Subsidiary of the Company to the Company or another wholly owned, direct or indirect, Subsidiary of the Company.

(b) In the case of a Preemptive Issue for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

5.2. Preemptive Notice; Closing of Preemptive Issue.

(a) The Company shall deliver written notice (the “Preemptive Notice”) to each Preemptive Holder of any proposed Preemptive Issue in respect of which such Preemptive Holder has a Preemptive Right, which notice will include (i) the name of each class of Preemptive Issue to be issued, (ii) the aggregate number of Securities comprising each such class of Preemptive Issue to be issued, (iii) the number of Securities comprising each such class of Preemptive Issue offered to such Preemptive Holder, (iv) the price per Security, (v) the proposed closing date, (vi) the place and time for the issuance thereof and (vii) all other material terms and conditions of the Preemptive Issue. Within 15 days from the date of receipt of the Preemptive Notice, any such Preemptive Holder wishing to exercise its preemptive right concerning any such class of Preemptive Issue to be issued shall deliver written notice to the Company setting forth the portion of each class of Preemptive Issue so offered to such Preemptive Holder that such Preemptive Holder commits to purchase (which may be for all or any portion of such class of Preemptive Issue so offered to such Preemptive Holder) and the failure of any Preemptive Holder to respond within such 15 day period shall be deemed a waiver of such Preemptive Holder’s Preemptive Rights under this Article V. Each Preemptive Holder so exercising its Preemptive Rights under this Article V shall be entitled and obligated to purchase that portion of the Securities so offered to such Preemptive Holder specified in such Preemptive Holder’s notice on the terms and conditions set forth in the Preemptive Notice.

(b) The closing of the sales to Preemptive Holders under this Article V shall be made at the offices of the Company on a mutually satisfactory Business Day within 15 days after the expiration of the time period provided for in Section 5.2(a); provided, however, if the Company and the Preemptive Holder cannot agree on a mutually acceptable date, the closing of shall occur on said 15th day; provided further, that the foregoing references to “15th day” shall mean such later day on which all necessary consents from applicable Governmental Authorities to such sale have been received if any such required consents were not received prior to such 15th day.

(c) Any Preemptive Issue proposed to be issued by the Company or any of its Subsidiaries and not purchased by Preemptive Holders pursuant to this Section 5.2 may be sold by the Company or its Subsidiaries, as applicable, within 75 days to any Person at a price not lower and otherwise on terms, taken as a whole, not less favorable to the Company or its Subsidiaries, as applicable, than the proposed price and terms set forth in the Preemptive Notice. If the such sale is not consummated within such 75 days, such Preemptive Issue shall not be offered unless first reoffered to the Preemptive Holders.

(d) Each of the Shareholders and the Company shall use commercially reasonable efforts to secure any necessary consent from applicable Governmental Authorities and to comply with any applicable Law necessary in connection with the exercise of a Preemptive Issue and Preemptive Right.

ARTICLE VI

REGISTRATION RIGHTS

6.1. Demand Registration.

(a) Subject to Section 6.1(b), at any time and from time to time, Sponsor Holdings or SHUSA (the “Requesting Demand Shareholder”) may, in a written notice (a “Demand Notice”) to the Company, request that the Company file a registration statement (a “Demand Registration Statement”) under the Securities Act covering the registration of all or a portion of such Requesting Demand Shareholder’s Registrable Securities, as specified in the Demand Notice. Upon the receipt of such Demand Notice, the Company shall use reasonable efforts to file a Demand Registration Statement providing for the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register by such Requesting Demand Shareholders, to the extent necessary to permit the disposition of such Registrable Securities in accordance with the intended methods of distribution thereof specified in such request, and shall use its reasonable efforts to have such Demand Registration Statement declared effective by the Commission as soon as practicable thereafter and to keep such Demand Registration Statement continuously effective for a period of time necessary following the date on which such Demand Registration Statement is declared effective for 60 days or such shorter period which will terminate when all of the Registrable Securities covered by such Demand Registration Statement have been sold pursuant thereto (including, if necessary, by filing with the Commission a post-effective amendment or a supplement to the Demand Registration Statement or the related prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Demand Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Demand Registration Statement or by the Securities Act, any state securities or “blue sky” laws, or any other rules and regulations thereunder). Within five days after receipt by the Company of a Demand Notice in accordance with this Section 6.1(a), the Company shall give written notice of such Demand Notice to all other holders of Registrable Securities.

(b) The Company will not be obligated to file any Demand Registration Statement within 180 days following the completion of the IPO or within 180 days of the effective date of a previous Demand Registration Statement. The maximum number of registrations that the Company is required to effect in response to Demand Notices given by (i) SHUSA is one and (ii) Sponsor Holdings is four (each, a “Demand Registration Right”). A Demand Registration Statement shall be deemed not to have become effective (and the related registration shall be deemed not to have been effected) unless it has been declared effective by the Commission and remains effective for the period required by Section 6.1(a); provided, however, that if, after it has been declared effective, the offering of any Registrable Securities pursuant to such Demand Registration Statement is interfered with by any stop order, injunction or other order or requirement of the Commission or any other Governmental Authority (other than any such stop order or injunction issued as a result of the inclusion in such Demand Registration Statement of any information supplied to the Company for inclusion therein by a Requesting Demand Shareholder), such Demand Registration Statement will be deemed not to have become effective.

(c) Notwithstanding anything in this Agreement to the contrary, with respect to any Demand Registration, if (A) (i) the Company is planning to prepare and file a registration statement for a primary offering by the Company of its Securities, or (ii) there is any pending or contemplated material acquisition, corporate reorganization or other material matter involving the Company or there is any pending or contemplated financing by the Company (each, a “Material Transaction”), and (B) the CEO or CFO of the Company notifies in writing each Requesting Demand Shareholder that such officer has reasonably concluded that under such circumstances it would be in the Company’s best interest to postpone the filing of a Demand Registration Statement, then the Company may postpone for up 60 days the filing or the effectiveness (but not the preparation) of a Demand Registration Statement (a “Blackout Period”); provided, that the Company may not on any of the foregoing grounds postpone the filing or effectiveness of Demand Registration Statement more than once during any 12-month period (unless the Requesting Demand Shareholders consent in writing to a longer postponement of the filing or effectiveness of such registration statement). Upon notice by the Company to the Requesting Demand Shareholder of any such determination, the Requesting Demand Shareholder covenants that it shall keep the fact of any such notice strictly confidential, and, in the case of a Blackout Period pursuant to clause (i) above, promptly halt any offer, sale, trading or other Transfer by it or any of its Affiliates of any Registrable Securities for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of the Demand Registration Statement, each prospectus included therein, and any amendment or supplement thereto by it and any of its Affiliates for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed by the Company, will deliver to the Company any copies then in the Requesting Demand Shareholder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice. After the expiration of any Blackout Period and without further request from any Requesting Demand Shareholder, the Company shall effect the filing of the Demand Registration Statement and shall use its reasonable efforts to cause any such Demand Registration Statement to be declared effective as promptly as practicable unless the Requesting Demand Shareholder shall have, prior to the effective date of such Demand Registration Statement, withdrawn in writing its initial request, in which case such withdrawn request shall not constitute a Demand Registration Right for purposes of determining the number of Demand Registration Rights to which Sponsor Holdings or SHUSA is entitled under this Agreement.

(d) If at any time or from time to time any Requesting Demand Shareholder desires to sell Registrable Securities in an Underwritten Offering pursuant to a Demand Registration Statement, the managing underwriter and all other underwriters shall be selected by the Company. Notwithstanding the foregoing, (i) if Sponsor Holdings exercises its Demand Registration Rights, Sponsor Holdings shall have the right to select one of the joint lead managing underwriters and one of the co-managers and (ii) if SHUSA exercises its Demand Registration Rights, SHUSA, shall have the right to select one of the joint lead managing underwriters and one of the co-managers.

6.2. Piggyback Registration.

(a) If at any time the Company intends to file a registration statement under the Securities Act covering a primary or secondary offering of any shares of Common Stock, whether in response to a valid Demand Notice or otherwise (other than any registration relating to any employee benefit or similar plan, any dividend reinvestment plan or any acquisition by the Company or pursuant to a registration statement filed in connection with an exchange offer), the Company shall give written notice to Sponsor Holdings, SHUSA and Dundon Holdco at least 15 days prior to the initial filing of a registration statement with the Commission pertaining thereto (an “Incidental Registration Statement”) informing such Person of its intent to file such Incidental Registration Statement and of such Person’s rights under this Section 6.2 to request the registration of the Registrable Securities held by such Person. Upon the written request of Sponsor Holdings, SHUSA or Dundon Holdco (each, a “Selling Incidental Shareholder”), made within 10 days after any such notice is given (which request shall specify the Registrable Securities intended to be disposed of by such Selling Incidental Shareholder and the intended method of distribution thereof), the Company shall use reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by such Selling Incidental Shareholders, to the extent required to permit the disposition of the Registrable Securities so requested to be registered, including, if necessary, by filing with the Commission a post-effective amendment or a supplement to the Incidental Registration Statement or the related prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Incidental Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Incidental Registration Statement or by the Securities Act or by any other rules and regulations thereunder. The Company may postpone or withdraw the filing or effectiveness of an Incidental Registration Statement at any time in its sole discretion.

6.3. Underwritten Offering; Priority.

If a registration pursuant to Section 6.1 or 6.2 involves an underwritten offering of the securities being registered (an “Underwritten Offering”), which securities are to be distributed on a firm commitment basis by or through one or more underwriters of recognized standing under underwriting terms appropriate for such transaction, and the underwriter or the managing underwriter, as the case may be, of such Underwritten Offering shall inform the Company and the Requesting Demand Shareholders or Selling Incidental Shareholders, as applicable, that, in its opinion, the amount of securities requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering within a proposed price range without adversely affecting the distribution of the securities being offered, then the Company will include in such registration only the amount of Registrable Securities and other Securities that the Company is so advised can be sold in (or during the time of) such offering within such price range; provided, however, that, in the case of a Demand Registration Statement, the Company shall be required to include in such registration: first, the amount of Registrable Securities requested to be included in such registration that the Company is so advised can be sold in (or during the time of) such offering, allocated pro rata among the holders of Registrable Securities, on the basis of the number of Registrable Securities requested to be included by all such holders, and second, the amount of other Securities requested to be included in such registration that the Company is so advised can be sold in (or during the time of) such offering, allocated pro rata among the Company and the other Shareholders requesting such registration, on the basis of the number of Securities requested to be included by the Company and all such other Shareholders; provided further, however, that, in the case of an Incidental Registration Statement, the Company shall be required to include in such registration: first, all the Securities proposed to be sold pursuant to such Incidental Registration Statement by the Company, and second, the amount of Registrable Securities requested to be included in such registration that the Company is so advised can be sold in (or during the time of) such offering, allocated pro rata among the Selling Incidental Shareholders requesting registration, on the basis of the number of Registrable Securities requested to be included by all such Selling Incidental Shareholders.

6.4. Shelf Registration Statement.

No later than one year after the completion of the IPO, the Company will register all of the Registrable Securities held by Sponsor Holdings, SHUSA and Dundon Holdco by filing with the Commission a Shelf Registration Statement covering such Registrable Securities. The Company shall use its reasonable efforts to have such Shelf Registration Statement declared effective by the Commission as soon as practicable thereafter and to keep such Shelf Registration Statement continuously effective during the period from the date such Shelf Registration Statement is declared effective by the Commission until all Registrable Securities of Sponsor Holdings, SHUSA and Dundon Holdco have been sold, or can be sold without restriction, including volume and manner of sale restrictions, under the Securities Act. If at any time or from time to time Sponsor Holdings, SHUSA or Dundon Holdco desires to sell Registrable Securities in an Underwritten Offering pursuant to the Shelf Registration Statement, the underwriters, including the managing underwriter, shall be selected by Sponsor Holdings, SHUSA, or Dundon Holdco, as applicable, in its sole discretion.

6.5. Suspension of Resales.

The Company shall be entitled to (a) cause any Registration Statement to be withdrawn and its effectiveness terminated, (b) postpone amending or supplementing such Registration Statement or (c) suspend the use of the prospectus forming the part of any Registration Statement, including a Shelf Registration Statement, which has theretofore become effective, for up to 60 days (a “Suspension Period”), if, (A) a Material Transaction has occurred and (B) the CEO or CFO of the Company notifies in writing the holders of the Registrable Securities included in such registration statement and not previously sold thereunder that such officer has reasonably concluded that under such circumstances it would be in the Company’s best interest to suspend the use of such prospectus; provided, however, that the Company may not exercise its rights under this Section 6.5 more than once in any 12-month period and the duration of such suspension shall not exceed 60 days (unless the holders of a majority of the unsold Registrable Securities included in such Registration Statement and not previously sold thereunder consent in writing to a longer suspension). Upon notice by the Company to each holder of Registrable Securities included in any such Registration Statement and not previously sold thereunder of any such determination, such holder of Registrable Securities covenants that it shall keep the fact of any such notice strictly confidential, and, in the case of a Suspension Period pursuant to clause (ii) above, promptly halt any offer, sale, trading or other Transfer by it or any of its Affiliates of any Registrable Securities for the duration of the Suspension Period set forth in such notice (or until such Suspension Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of such Registration Statement, each prospectus included therein, and any amendment or supplement thereto by it and any of its Affiliates for the duration of the Suspension Period set forth in such notice (or until such Suspension Period shall be earlier terminated in writing by the Company) and, if so directed by the Company, will deliver to the Company any copies then in such holder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice.

6.6. Registration Expenses.

The Company shall pay all Registration Expenses in connection with each registration pursuant to Sections 6.1, 6.2 and 6.3. Each Seller shall pay all discounts and commissions payable to underwriters, selling brokers, managers or other similar Persons related to the sale or disposition of such Seller’s Registrable Securities pursuant to any Registration Statement in proportion to the respective value of such Seller’s Registrable Securities included in the Registration Statement.

6.7. Restrictions on Public Sale.

If requested by the Company, underwriter or managing underwriter in any Underwritten Offering of the Company’s securities, each party to this Agreement shall (i) agree not to, directly or indirectly, (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise dispose of or Transfer any Shares or any securities convertible into or exchangeable or exercisable for Shares, whether then owned or thereafter acquired by such holder or with respect to which the holder has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act, or (B) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction described in clause (A) or (B) above is to be settled by delivery of Shares or other securities, in cash or otherwise (other than those securities included by such holder in the offering in question, if any), without the prior written consent of the Company or such underwriters, as the case may be, during customary periods before and after the date of sale of securities in connection with such Underwritten Offering and (ii) enter into and be bound by the same form of agreement for all such holders with respect to the foregoing as the Company or such underwriter or managing underwriter may reasonably request; provided, that any release of the holders of Registrable Securities from a “lock-up” agreement shall be made pro rata among all holders of Registrable Securities on the basis of the number of Registrable Securities owned by each such holder.

6.8. Registration Procedures.

Subject to the provisions of Sections 6.1, 6.2 and 6.3, in connection with the registration of the sale of Registrable Securities pursuant to this Article VI the Company shall:

(a) (i) prepare and file a Demand Registration Statement, Incidental Registration Statement or any other registration statement needed in order to permit the sale of Registrable Securities (a “Registration Statement”) with the Commission (within the time period specified in Sections 6.1 or 6.3, as applicable), which Registration Statement (x) shall be on a form selected by the Company for which the Company qualifies, (y) shall be available for the sale or exchange of the Registrable Securities in accordance with the intended method or methods of distribution, in the case of a Demand Registration Statement or Shelf Registration Statement, and (z) shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith, (ii) use its reasonable efforts to cause such Registration Statement to become effective and remain effective in accordance with Sections 6.1 or 6.3, as applicable, in the case of a Demand Registration Statement or Shelf Registration Statement, (iii) use its reasonable efforts to prevent the happening of any event that would cause a Registration Statement to contain a material misstatement or omission or to be not effective and usable for resale of the Registrable Securities registered pursuant thereto (during the period that such Registration Statement is required to be effective and usable), and (iv) cause each Registration Statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such Registration Statement, amendment or supplement (x) to comply in all material respects with any requirements of the Securities Act and the rules and regulations of the Commission and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(b) in the case of a Demand Registration Statement or a Shelf Registration Statement, and subject to Section 6.8(j), prepare and file with the Commission such amendments and post-effective amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period; cause each prospectus forming part of such Registration Statement to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by each such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the applicable Sellers, as set forth in such Registration Statement;

(c) furnish to each Seller holding Registrable Securities covered by a Registration Statement and to each underwriter of an Underwritten Offering of Registrable Securities covered by a Registration Statement, if any, without charge, as many copies of each prospectus forming part of such Registration Statement, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such Seller or underwriter may reasonably request in order to facilitate the public sale or other disposition of such Registrable Securities; and the Company hereby consents to the use of such prospectus, including each such preliminary prospectus, by each such holder and underwriter, if any, in connection with the offering and sale of such Registrable Securities;

(d) (i) use its reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement, no later than the time such Registration Statement is declared effective by the Commission, under all applicable state securities or “blue sky” laws of such jurisdictions as each underwriter, if any, or any Seller shall reasonably request; (ii) keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective (in the case of a Demand Registration Statement or a Shelf Registration Statement); and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and Seller to consummate the disposition in each such jurisdiction of the Registrable Securities covered by such Registration Statement; provided, however, that the Company shall not be required to register or qualify any Registrable Securities in any jurisdiction if registration or qualification in such jurisdiction would subject the Company to unreasonable burden or expense or, in the case of an Underwritten Offering, would unreasonably delay the commencement of such Underwritten Offering; and provided further, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction;

(e) notify each Seller promptly, and, if requested by such Seller, confirm such advice in writing, (i) when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the Commission or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a Registration Statement or the initiation of any proceeding for that purpose, (iii) if, between the effective date of a Registration Statement and the closing of any sale of Registrable Securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of such Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (iv) of the happening of any event during the period a Registration Statement is required to be effective as a result of which such Registration Statement or the related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(f) furnish counsel for each underwriter, if any, and for the Sellers copies of (i) any request by the Commission or any state securities authority for amendments or supplements to a Registration Statement and prospectus or for additional information, and (ii) any comments from the Commission or any state securities authority with respect to such Registration Statement or prospectus;

(g) use reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible time;

(h) upon request, furnish to the underwriter or managing underwriter of an Underwritten Offering of Registrable Securities, if any, without charge, at least one signed copy of each Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits; and furnish to each Seller, without charge, at least one conformed copy of each Registration Statement and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

(i) cooperate with each Seller and the underwriter or managing underwriter of an Underwritten Offering of Registrable Securities, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as each Seller or the underwriter or managing underwriter of an Underwritten Offering of Registrable Securities, if any, may reasonably request at least three Business Days prior to any sale of Registrable Securities;

(j) upon the occurrence of any event contemplated by Section 6.8(e)(iv), during the period in which a Registration Statement is required to be kept in effect, use reasonable efforts to prepare a supplement or post-effective amendment to a Registration Statement or the related prospectus, or any document incorporated therein, as thereafter delivered to the purchasers of the Registrable Securities covered by such Registration Statement, such that such prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(k) enter into customary agreements (including, in the case of an Underwritten Offering, underwriting agreements in customary form) and, in the case of a Registration Statement relating to a secondary offering filed at the request of a Seller, take all other customary and appropriate actions in order to expedite or facilitate the disposition of the Registrable Securities covered by a Registration Statement as shall be requested by the Seller;

(l) use its commercially reasonable efforts to furnish to the underwriters opinions of counsel to the Company and updates thereof, addressed to each of the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings;

(m) obtain a “comfort letter” or “comfort letters” and updates thereof from the Company’s independent certified public accountants addressed to the underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in “comfort letters” to underwriters in connection with underwritten offerings;

(n) subject to confidentiality agreements in form and substance acceptable to the Company, make available for inspection by representatives of the Sellers and any underwriters participating in any disposition pursuant to a Registration Statement and any counsel or accountant retained by such Sellers or underwriters all relevant financial and other records, pertinent corporate documents and properties of the Company and cause the respective officers, directors and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with a Registration Statement;

(o) use reasonable efforts to cause all Registrable Securities covered by a Demand Registration Statement or Shelf Registration Statement to be listed on any securities exchange on which the Shares are then listed if so requested by any Seller;

(p) provide a CUSIP number for all Registrable Securities covered by a Registration Statement, no later than the effective date of such Registration Statement;

(q) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and make available to its security holders, as soon as reasonably practicable, an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(r) use its commercially reasonable efforts to cause all shares of Registrable Securities covered by such Registration Statement to be listed on a national securities exchange if shares of the particular class of Registrable Securities are at that time listed on such exchange, as the case may be, prior to the effectiveness of such Registration Statement;

(s) with respect to Demand Registrations, make senior executives of the Company reasonably available to assist the managing underwriter(s) with respect to, and participate, in “road shows” in connection with the marketing efforts for the distribution and sale of Registrable Securities pursuant to a registration statement;

(t) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by any Registration Statement from and after a date not later than the effective date of such Registration Statement; and

(u) cooperate and assist in any filing required to be made with FINRA and in the performance of any due diligence investigation by any underwriter (including any qualified independent underwriter that is required to be retained in accordance with the rules and regulations of FINRA).

6.9. Obligations of Sellers.

(a) Each Seller shall furnish to the Company such information regarding such Seller, the ownership of Registrable Securities by such Seller and the proposed distribution by such Seller of such Registrable Securities as the Company may from time to time reasonably request.

(b) Upon receipt of any notice of the Company of the happening of any event of the kind described in Section 6.8(e)(iv), such Seller shall forthwith discontinue disposition of Registrable Securities pursuant to the affected Registration Statement until such Seller’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.8(j).

6.10. Free Writing Prospectuses.

No Shareholder shall use any “free writing prospectus” (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities without the prior written consent of the Company. Notwithstanding the foregoing, the Shareholders may use any free writing prospectus prepared and distributed by the Company.

6.11. Indemnification and Contribution.

(a) Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, each Seller and, as applicable, each of its trustees, stockholders, members, directors, managers, partners, officers and employees, and each Person who controls such holder, against all losses, claims, damages, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) (collectively, “Losses”) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto (including, in each case, all documents incorporated therein by reference), or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Seller expressly for use therein or by such Seller’s failure to deliver a copy of the prospectus or preliminary prospectus, or any amendments or supplements thereto after the Company has furnished such Seller with a sufficient number of copies of the same. In connection with an Underwritten Offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters to the same extent as provided above with respect to the indemnification of Sellers. The payments required by this Section 6.11 will be made periodically during the course of the investigation or defense, as and when bills are received or expenses incurred; provided, however, that if a final and non-appealable judicial determination shall be made that such Indemnified Party (as defined below) is not entitled to indemnification for any such Losses, such Indemnified Party shall repay to the Company the amount of such Losses for which the Company shall have paid or reimbursed such Indemnified Party.

(b) Indemnification by the Sellers. In connection with any Registration Statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information relating to such holder as is reasonably necessary for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company and, as applicable, each of its directors, employees and officers and each Person who controls the Company against any Losses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto (including, in each case, all documents incorporated therein by reference), or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in or omitted from any information furnished in writing by such holder for the acknowledged purpose of inclusion in such registration statement, prospectus or preliminary prospectus. In connection with any Underwritten Offering in which a holder of Registrable Securities is participating, such holder will indemnify such underwriters, their officers and directors and each Person who controls such underwriters to the same extent as provided above with respect to the indemnification of the Company; provided, however, that any obligation to indemnify under this Section 6.11 will be several, not joint and several, among such holders of Registrable Securities.

(c) Procedure. Each party entitled to indemnification under this Section 6.11 (the “Indemnified Party”) shall give written notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has received written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, so long as the counsel for the Indemnifying Party who is to conduct the defense of such claim or litigation is reasonably satisfactory to the Indemnified Party (whose approval shall not be unreasonably withheld or delayed). The Indemnified Party may participate in such defense at such Indemnified Party’s expense; provided, however, that the Indemnifying Party shall bear the expense of such participation if (i) the Indemnifying Party has agreed in writing to pay such expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such claim or to employ counsel reasonably satisfactory to the Indemnified Party or (iii) in the reasonable judgment of the Indemnified Party, based upon the written advice of such Indemnified Party’s counsel, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest; provided, further, that in no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (excluding one local counsel per jurisdiction as necessary) for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same event, allegations or circumstances. The Indemnified Party shall not enter into any settlement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 6.11 only to the extent that such failure to give notice shall materially prejudice the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement (a) that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation in form and substance reasonably satisfactory to such Indemnified Party or (b) that includes an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(d) Contribution. If the indemnification provided for in this Section 6.11 from the Indemnifying Party is unavailable to or unenforceable by the Indemnified Party in respect of any Losses, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Parties in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Section 6.11, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and the holders of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this

Section 6.11 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in this Section 6.11. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) Survival. The indemnification and contribution provisions in this Section 6.11 will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party and will survive the transfer of securities.

6.12. Transfer of Registration Rights.

Each of Sponsor Holdings, SHUSA and Dundon Holdco shall have the right to transfer, by written agreement, any or all of its rights and obligations granted under this Article VI to any direct or indirect Transferee of its Registrable Securities so long as (a) (i) such Transferee is, at the time of such Transfer, (1) an Affiliate of such Shareholder, (2) a successor entity to such Shareholder, (3) approved in advance and in writing by SHUSA and Sponsor Holdings or (4) an indirect owner of Sponsor Holdings (including any limited or general partner of an investment fund) or (ii) such Transferee obtained Registrable Securities pursuant to a Transfer permitted by, and made in accordance with, this Agreement, (b) such Transferee agrees, in writing in form and substance reasonably satisfactory to the Company, to be bound by the terms and provisions of this Article VI, which shall specify the rights under this Article VI being assigned to such Transferee (provided that no such assignment shall expand the obligations of the Company under this Article VI) and (c) such Transfer of Registrable Securities shall be effected in compliance with this Agreement. Following any transfer or assignment made pursuant to this Section 6.12 in connection with the Transfer by Sponsor Holdings, SHUSA or Dundon Holdco of a portion of its Registrable Securities, Sponsor Holdings, SHUSA or Dundon Holdco, as applicable, shall retain all rights under this Agreement with respect to the remaining portion of its Registrable Securities.

6.13. Rule 144.

For so long as the Company is subject to the requirements of Section 13, 14 or 15(d) of the Securities Act, at the request of any holder of Registrable Securities who proposes to sell securities in compliance with Rule 144, the Company will (a) furnish to such holder a written statement of compliance with the filing requirements of the Commission as set forth in Rule 144, and (ii) make available to the public and such holders such information, and take such action as is reasonably necessary, to enable the holders of Registrable Securities to make sales pursuant to Rule 144.

6.14. Termination of Registration Rights.

This Article VI (other than Sections 6.6, 6.7 and 6.11) will terminate on the date on which all Securities subject to this Agreement cease to be Registrable Securities.

ARTICLE VII

SECURITIES LAW COMPLIANCE; LEGENDS

7.1. Restrictive Legends.

Each certificate representing the Shares subject to this Agreement shall be stamped or otherwise imprinted with a legend in substantially the following terms:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.”

7.2. Removal of Legends, Etc.

Notwithstanding the foregoing provisions of this Article VII, the restrictions imposed by Section 7.1 upon the transferability of the Shares shall cease and terminate when (i) such Shares are sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in a registration statement under the Securities Act or (ii) the holder of such Shares has met the requirement of Transfer of such Shares pursuant to subparagraph (b)(1) of Rule 144. Whenever the restrictions imposed by the legend set forth in Section 7.1 shall terminate as to any Shares, as herein provided, the holder of such Shares shall, upon furnishing the Company with an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that the restrictions imposed by the legend set forth in Section 7.1 have terminated as to such Shares, be entitled to receive from the Company, without expense, a new certificate not bearing the restrictive legend set forth in Section 7.1 and not containing any other reference to the restrictions imposed by the legend set forth in Section 7.1.

7.3. Additional Legend.

(a) Each certificate evidencing Shares and each certificate issued in exchange for or upon the Transfer of any Shares (if such shares remain Shares as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT. THE TERMS OF SUCH SHAREHOLDERS AGREEMENT INCLUDES, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFERS.”

(b) The Company shall imprint such legends on certificates evidencing Shares of any Shareholder outstanding immediately following the completion of the Reorganization. The legend set forth above shall be removed from the certificates evidencing any Shares of any Shareholder when such Shares are no longer subject to any restrictions under this Agreement.

ARTICLE VIII

AMENDMENT AND WAIVERS

8.1. Amendment.

Except as expressly set forth herein, the provisions of this Agreement may only be amended or waived with the prior written consent of (a) the Company, (b) Banco Santander and (c) each of SHUSA, Dundon Holdco and Sponsor Holdings, if in the case of this clause (c) such Person is still a Shareholder.

8.2. Waivers; Extensions.

No course of dealing between the Company, Banco Santander, Executive and the Shareholders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

ARTICLE IX

TERMINATION

9.1. Termination of this Agreement.

The provisions of this Agreement, except as otherwise expressly provided herein, shall terminate upon the first to occur of (a) the dissolution, liquidation or winding-up of the Company that has been approved, if required, pursuant to Section 4.2, (b) the written approval of such termination by (i) the Company and (ii) each of SHUSA, Dundon Holdco and Sponsor Holdings, if in the case of this clause (ii) such Person is still a Shareholder and (c) the date on which none of SHUSA, Dundon Holdco and Sponsor Holdings are shareholders in the Company; provided, however, that Section 2.1(e) shall remain in full force and effect following the termination of this Agreement pursuant to this Section 9.1.

ARTICLE X

MISCELLANEOUS

10.1. Severability.

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.2. Entire Agreement.

This Agreement and the other agreements referred to herein and to be executed and delivered in connection herewith embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any and all prior and contemporaneous understandings, agreements, arrangements or representations by or among the parties, whether written or oral, which may relate to the subject matter hereof or thereof in any way. Other than this Agreement, and the other agreements referred to herein and to be executed and delivered in connection herewith, there are no other agreements continuing in effect relating to the subject matter hereof.

10.3. Successors and Assigns.

Except as expressly permitted herein, no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Shareholders and their Permitted Transferees.

10.4. Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile or other electronic counterpart signatures to this Agreement shall be acceptable and binding.

10.5. Remedies.

(a) Each party to hereto shall have all rights and remedies reserved for such party pursuant to this Agreement and all rights and remedies which such party has been granted at any time under any other agreement or contract and all of the rights which such holder has under any law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

(b) The parties hereto agree that if any parties seek to resolve any dispute arising under this Agreement pursuant to a legal proceeding, the prevailing parties to such proceeding shall be entitled to receive reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceedings.

(c) Each party hereto acknowledges that the other parties would be irreparably damaged in the event of a breach or a threatened breach by such party of any of its obligations under this Agreement. As a consequence, each party hereto agrees that, in the event of a breach or a threatened breach by any party of any obligation hereunder, any other party shall, in addition to any other rights and remedies available to it in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting it specific performance by such Shareholder of its obligations under this Agreement.

10.6. Notices.

(a) All notices or other communications which are required or otherwise delivered hereunder shall be deemed to be sufficient and duly given if contained in a written instrument (a) personally delivered or sent by telecopier or other electronic delivery, (b) sent by nationally-recognized overnight courier guaranteeing next Business Day delivery or (c) sent by first class registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(i)	if to the Company, to:

Santander Consumer Holdings USA Inc.

8585 N. Stemmons Frwy.

Suite 1100-North

Dallas, TX 75247

With a copy to Banco Santander and its counsel as set forth below.

(ii)	if to SHUSA or Banco Santander, to:

Santander Holdings USA, Inc.

75 State Street

Boston, MA 02109

Attention: Christopher Pfirrman, Esq.

Facsimile: (617) 757-5657

and

Banco Santander, S.A.

Ciudad Grupo Santander

Arrecife, 1 Planta

Boadilla del Norte s/n – 28660

Madrid, Spain

Attention: Pablo Castilla Reparaz, Corporate Legal Counsel

Telephone: +34 91 257 01 15

With a copy (which copy shall not constitute notice) to each of:

Pablo Castilla Reparaz

Ciudad Grupo Santander

Edificio Pereda Planta 0

Avenida Cantabria

Boadilla del Monte s/n – 28660

Madrid, Spain

and

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Joel F. Herold, Esq.

Facsimile: (212) 474-3700

(iii)	if to Executive or Dundon Holdco, to:

DDFS LLC

5103 Southbrook Drive

Dallas, Texas 75209

Attention: Thomas G. Dundon

Facsimile: (214) 237-3787

With a copy (which copy shall not constitute notice) to:

Bell Nunnally & Martin LLP

3232 McKinney Avenue, Suite 1400

Dallas, Texas 75204

Attention: James A. Skochdopole

Facsimile: (214) 740-1499

(iv)	if to Sponsor Holdings, to:

Sponsor Auto Finance Holdings Series LP

c/o Warburg Pincus LLC

450 Lexington Ave

New York, NY 10017

Attention: Daniel Zilberman

Facsimile: (212) 716-8626

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th St., Suite 4200

New York, New York 10019

Attention: Tagar Olson

Facsimile: (212) 750-0003

c/o Centerbridge Partners L.P.

375 Park Avenue, 12th Floor

New York, NY 10152-0002

Attention: Matthew Kabaker

Facsimile: (212) 672-6471

With a copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Lee Meyerson, Esq.

         Elizabeth Cooper, Esq.

Facsimile: (212) 455-2502

(v) if to any other Shareholder, to him, her or it at his, her or its address set forth on the stock transfer books of the Company, or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith.

(b) Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered or sent by telecopier or other electronic delivery, (ii) on the first Business Day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next Business Day delivery and (iii) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

10.7. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(b) EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF (A) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND (B) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 10.7. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY IN (I) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, OR (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

10.8. Further Assurances.

Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents, not inconsistent herewith, as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

10.9. Representations and Warranties of the Shareholders.

Each Shareholder (as to himself or itself only) represents and warrants to the Company and the other Shareholders that, as of the time such Shareholder becomes a party to this Agreement:

(a) this Agreement has been duly and validly executed and delivered by such Shareholder and this Agreement constitutes a legal and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms; and

(b) the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any Law applicable to it, or (ii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Shareholder is a party or by which such Shareholder is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect the Shareholder’s ability to perform its obligations hereunder.

10.10. Brokers.

Each Shareholder (as to himself or itself only) represents and warrants to the Company and the other Shareholders that, as of the time such Shareholder becomes a party to this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Shareholder or its Affiliates that is entitled to any fee or commission from the Company or any Subsidiary of the Company.

10.11. No Third Party Reliance.

Anything contained herein to the contrary notwithstanding, the covenants of the Company contained in this Agreement (a) are being given by the Company as an inducement to the Shareholders to enter into this Agreement (and the Company acknowledges that the Shareholders have expressly relied thereon) and (b) are solely for the benefit of the Shareholders. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder, except that (i) the provisions of Article VI shall inure to the benefit of the persons referred to in that Article and (ii) the provisions of Section 2.1(e) shall inure solely to the benefit of Sponsor Holdings and not to any of the other parties hereto.

10.12. Certain Waivers.

Each Shareholder agrees that it shall not, and shall cause each of its Affiliates not to, and hereby waivers any right to, bring or participate in (either as claimant or counterclaimant) any claim, suit, action, arbitration, complaint, charge, investigation or proceeding (each an “Action”) either on its own behalf or by or in the right of the Company, against any person who is or was serving as a director of the Company or a Subsidiary of the Company, for actions taken or omitted to be taken by such director in connection with (a) any Board Reserved Matters, any SHUSA Reserved Matters or Shareholder Reserved Matters and (b) any Outside Activities (including the income or profits derived from any Outside Activities), including without limitation in each clause (a) and (b) any claims based upon breaches or alleged breaches of fiduciary duties under the Delaware General Corporation Law, as amended or with respect to any period prior to the completion of the Reorganization, the Illinois Business Corporation Act of 1983, as amended. The foregoing shall not limit the ability of any Shareholder to bring an Action to enforce its express rights under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Shareholders Agreement to be executed in counterparts as of the day and year first above written.

SANTANDER HOLDINGS USA, INC.

By:
Name:
Title

SANTANDER CONSUMER USA HOLDINGS INC.

By:
Name:
Title:

DDFS LLC

By:
Name:
Title:

THOMAS G. DUNDON

[Signature Page to Shareholders Agreement]

SPONSOR AUTO FINANCE HOLDINGS SERIES LP

By:
Name:
Title:

SOLELY FOR PURPOSES OF SECTIONS 3.1, 4.10, 4.11, 4.12, 4.17, 4.18, 8.1, 8.2 and 9.1 and Article X:

BANCO SANTANDER, S.A.

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

EXHIBIT A

Form of Joinder Agreement

The undersigned is executing and delivering this Joinder Agreement dated as of [            ], (this “Agreement”), pursuant to the Shareholders Agreement dated as of [            ], 2014 (as amended or otherwise modified from time to time, the “Shareholders Agreement”), among Santander Consumer USA Holdings Inc., a Delaware corporation (the “Company”), Santander Holdings USA, Inc., a Virginia corporation, DDFS LLC, a Delaware limited liability company, Thomas G. Dundon, an individual, Sponsor Auto Finance Holdings Series LP, a Delaware limited partnership, and, solely for purposes of Sections 3.1, 4.10, 4.11, 4.12, 4.17, 4.18, 8.1, 8.2 and 9.1 and Article X, Banco Santander, S.A., a Spanish sociedad anonima. Capitalized terms used but not defined in this Agreement have the meanings assigned to such terms in the Shareholders Agreement.

By executing and delivering this Agreement to the Company, the undersigned hereby agrees as follows:

1. The undersigned (the “New Shareholder”), is hereby made a party to the Shareholders Agreement, and the New Shareholder hereby agrees to be bound by and obligated to comply with all the terms and provisions of the Shareholders Agreement, as a Shareholder thereunder.

2. The New Shareholder represents and warrants to the Company and the other Shareholders that:

a.	this Agreement has been duly and validly executed and delivered by such New Shareholder and this Agreement and the Shareholders Agreement constitute legal and binding obligations of such New Shareholder, enforceable against such New Shareholder in accordance with its terms;

b.	the execution delivery by such New Shareholder of this Agreement and performance by such New Shareholder of this Agreement and the Shareholders Agreement and the consummation by such New Shareholder of the transactions contemplated hereby and thereby will not, with or without the giving of notice or lapse of time, or both (A) violate any Law applicable to it, or (B) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which the New Shareholder is a party or by which the New Shareholder is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect the New Shareholder’s ability to perform its obligations hereunder and thereunder; and

c.	there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such New Shareholder or its Affiliates that is entitled to any fee or commission from the Company or any Subsidiary of the Company.

3. All references in the Shareholders Agreement to “Shareholder” shall be deemed to include the New Shareholder.

4. The New Shareholder acknowledges and agrees that, in the event that it acquired its Shares from an existing Shareholder, except as expressly set forth in the Shareholders Agreement, it shall not have any of the rights or privileges of the applicable Transferor under this Agreement but will be bound by and obligated to comply with the terms and provisions of this Agreement as if were the Transferor.

5. All of the terms and conditions of the Shareholders Agreement are unmodified and shall continue in full force and effect and shall be binding upon the New Shareholder and its assigns in accordance with the terms thereof.

IN WITNESS WHEREOF, the New Shareholder has executed this Agreement as of the date first above written.

[NEW SHAREHOLDER]

By: